EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                            DATED SEPTEMBER 13, 1999

                                  BY AND AMONG

                              NDC AUTOMATION, INC.

                            HORNETT ACQUISITION CORP.

                                       AND

                                  PORTEC, INC.


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                                TABLE OF CONTENTS
                                                                                                               Page

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ARTICLE I

         THE MERGER...............................................................................................1
         1.1             The Merger...............................................................................1
         1.2             Consummation of the Merger...............................................................1
         1.3             Effects of the Merger....................................................................2
         1.4             Certificate of Incorporation; Bylaws.....................................................2
         1.5             Directors and Officers...................................................................2
         1.6             Time and Place of Closing................................................................2
         1.7             Further Assurances.......................................................................2

ARTICLE II

         CONVERSION AND EXCHANGE OF SHARES........................................................................2
         2.1             Conversion of Shares.....................................................................2
         2.2             Exchange Procedures......................................................................3
         2.3             Adjustment of Merger Consideration.......................................................4
         2.4             Options, Warrants and Restricted Shares..................................................4
         2.5             Dissenting Shares........................................................................5

ARTICLE III

         REPRESENTATIONS AND WARRANTIES...........................................................................5
         3.1             General Statement........................................................................5
         3.2             Representations and Warranties of the Company............................................5
                         3.2.1      Organization and Authority....................................................5
                         3.2.2      Authority Relative to this Agreement and Related Matters......................6
                         3.2.3      Required Filings..............................................................6
                         3.2.4      No Conflicts..................................................................6
                         3.2.5      Capitalization................................................................7
                         3.2.6      SEC Reports...................................................................7
                         3.2.7      Financial Statements..........................................................7
                         3.2.8      Liabilities...................................................................8
                         3.2.9      Absence of Changes or Events..................................................8
                         3.2.10     Ownership of Properties......................................................10
                         3.2.11     Insurance....................................................................10
                         3.2.12     Related Parties.  ...........................................................10
                         3.2.13     Tax Matters Definitions......................................................10
                         3.2.14     Returns......................................................................11
                         3.2.15     Tax Liabilities..............................................................11
                         3.2.16     Issues with Taxing Authorities...............................................11
                         3.2.17     Miscellaneous Tax Matters....................................................11
                         3.2.18     Permits......................................................................12
                         3.2.19     Significant Customers and Suppliers..........................................12
                         3.2.20     Contracts....................................................................12

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                         3.2.21     ERISA Matters................................................................14
                         3.2.22     Labor Relations..............................................................15
                         3.2.23     Absence of Litigation........................................................15
                         3.2.24     Product/Service Warranties...................................................16
                         3.2.25     Injunctions; Judgments.......................................................16
                         3.2.26     Compliance with Law..........................................................16
                         3.2.27     Environmental Matters........................................................16
                         3.2.28     Owned Real Estate............................................................17
                         3.2.29     Leased Premises..............................................................17
                         3.2.30     Matters Regarding Real Estate and Leased Premises............................18
                         3.2.31     Intellectual Property........................................................18
                         3.2.32     Year 2000 Compliance.........................................................18
                         3.2.33     Brokers......................................................................19
                         3.2.34     Fairness Opinion.............................................................19
                         3.2.35     Voting Requirements..........................................................19
                         3.2.36     Proxy Statement..............................................................19
                         3.2.37     State Takeover Statutes; Absence of Stockholder Rights Plan..................20
                         3.2.38     Certain Illegal Payments.....................................................20
                         3.2.39     Full Disclosure..............................................................20
         3.3             Representations and Warranties of Parent and Purchaser..................................20
                         3.3.1      Organization and Authority...................................................20
                         3.3.2      Authority Relative to this Agreement.........................................20
                         3.3.3      Required Filings.............................................................20
                         3.3.4      No Conflicts.................................................................21
                         3.3.5      Financing....................................................................21
                         3.3.6      Proxy Statement..............................................................21
                         3.3.7      Financial Statements.........................................................21

ARTICLE IV

         CONDUCT OF BUSINESS PENDING THE MERGER AND ADDITIONAL COVENANTS.........................................21
         4.1             Obligations of Each of the Parties......................................................21
         4.2             Access..................................................................................22
         4.3             The Company's Obligations...............................................................22
         4.4             Proxy Statement; Other Regulatory Matters...............................................25
         4.5             Stockholders' Meeting...................................................................25
         4.6             Filings; Other Action...................................................................26
         4.7             Acquisition Proposals...................................................................26
         4.8             Board Action............................................................................27
         4.9             Indemnification and Insurance...........................................................28
         4.10            Stockholder Claims......................................................................28
         4.11            Cooperation with Proposed Financing.....................................................28
         4.12            State Takeover Laws.....................................................................28

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ARTICLE V

         CONDITIONS TO CLOSING; CLOSING DELIVERIES...............................................................29
         5.1             Conditions to Each Party's Obligations..................................................29
         5.2             Conditions to the Company's Obligations.................................................29
         5.3             Conditions to Obligations of Parent and Purchaser.......................................29
         5.4             Closing Deliveries......................................................................31

ARTICLE VI

         TERMINATION/EFFECT OF TERMINATION.......................................................................31
         6.1             Right to Terminate......................................................................31
         6.2             Certain Effects of Termination..........................................................33
         6.3             Remedies................................................................................33
         6.4             Right to Damages; Expense Reimbursement.................................................33

ARTICLE VII

         MISCELLANEOUS...........................................................................................34
         7.1             Survival of Representations, Warranties and Agreements..................................34
         7.2             Amendment...............................................................................34
         7.3             Public Announcements....................................................................35
         7.4             Notices.................................................................................35
         7.5             Expenses; Transfer Taxes................................................................36
         7.6             Entire Agreement........................................................................36
         7.7             Non-Waiver..............................................................................36
         7.8             Counterparts............................................................................36
         7.9             Severability............................................................................36
         7.10            Applicable Law..........................................................................37
         7.11            Binding Effect; Benefit.................................................................37
         7.12            Assignability...........................................................................37
         7.13            Governmental Reporting..................................................................37
         7.14            Defined Terms...........................................................................37
         7.15            Headings................................................................................39
         7.16            Interpretation..........................................................................39
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                                TABLE OF EXHIBITS


         Exhibit A     -     Form of Legal Opinion of Purchaser's Counsel

         Exhibit B     -     Form of Legal Opinion of the Company's Counsel

         Exhibit C     -     Employment Agreement with Ralph Dollander



                               TABLE OF SCHEDULES


         Company Disclosure Schedule

         Schedule 4.6   -     Consents


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         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 13th day of September, 1999, by and among Portec, Inc., a Delaware corporation ("Parent"), Hornett Acquisition Corp., a Delaware corporation ("Purchaser"), and NDC Automation, Inc., a Delaware corporation (the "Company").


                                    RECITALS:

         A. The respective boards of directors of Purchaser and the Company have approved the merger of Purchaser into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and the Delaware General Corporation Law (the "DGCL");

         B. Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         C. As a condition to their willingness to enter into this Agreement, Purchaser and Parent have requested, and each of Netzler & Dahlgren Co. AB, a limited liability Swedish corporation ("Netzler & Dahlgren"), Goran P.R. Netzler, Jan H.L. Jutander, Arne Nilsson and Anders Dahlgren (each a "Significant Stockholder") has executed and delivered, a Voting Agreement of even date herewith (the "Voting Agreement") in the form of Exhibit A hereto;

         D. Simultaneously with the execution hereof (i) Parent, the Company and Netzler & Dahlgren have entered into a Second Restated Master License Agreement of even date herewith (the "Amended License") and (ii) the Company and Ralph Dollander have entered into an Employment Agreement (in the form of Exhibit D hereto) to be effective as of the Effective Time.

                               A G R E E M E N T S

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein, and a cross-reference to defined terms is set forth at Section 7.14 to this Agreement), in accordance with this Agreement and the DGCL, Purchaser shall merge with and into the Company, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation," and Purchaser and the Company are sometimes referred to collectively herein as the "Constituent Corporations."

         1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date (as herein defined), the parties hereto will cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware of the DGCL, in such form as required by, and executed in accordance with the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the "Effective Time") in accordance with the DGCL.

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         1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided in this Agreement and as set forth in Section 251 of the DGCL.

         1.4 Certificate of Incorporation; Bylaws. At and after the Effective Time, the Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time, shall be adopted as the Certificate of Incorporation and By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the DGCL.

         1.5 Directors and Officers. At and after the Effective Time, the directors and officers of Purchaser holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         1.6 Time and Place of Closing. Subject to the provisions of Article V and Section 6.1, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing business time, at the offices of Altheimer & Gray, 10 South Wacker Drive, Chicago, IL on the day which is three (3) business days after the first date on which each of the conditions to Closing set forth in Article V hereof shall have been satisfied or waived (and continue to be satisfied or waived), or on such other date, or at such other place, as shall be agreed upon by the parties hereto. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

         1.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Purchaser, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE II

                        CONVERSION AND EXCHANGE OF SHARES

         2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof:

                       2.1.1 Each share of common stock, $.01 par value, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than Common Shares held as treasury shares by the Company and Dissenting Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $ 0.75 per share in cash, without interest (the "Merger Consideration"). Each such share of Common Stock outstanding immediately prior to the Effective Time shall be deemed to be no longer outstanding and shall represent solely

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the right to receive the Merger Consideration upon surrender of the certificate formerly representing the Common Stock in accordance with the provisions of this section.

                       2.1.2 Each share of Common Stock issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

                       2.1.3 Each share of common stock, par value $.01 per share of Purchaser outstanding immediately prior to the Effective Time shall be converted into and exchanged into one validly issued, fully-paid and non-assessable share, $.01 par value, of the Surviving Corporation.

         2.2          Exchange Procedures.

                       2.2.1 Immediately prior to the Effective Time, Purchaser shall deposit with a paying agent mutually acceptable to Parent and the Company (the "Paying Agent"), in trust for the holders of record of Common Stock immediately prior to the Effective Time (the "Company Stockholders") cash in an aggregate amount equal to the Merger Consideration (such deposit with the Paying Agent pursuant to this paragraph is referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose except as provided in this Agreement.

                       2.2.2 As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Company Stockholder a letter of transmittal and instructions for use (the "Letter of Transmittal") in effecting the surrender of certificates representing Common Stock outstanding immediately prior to the Effective Time ("Certificates"). The Letter of Transmittal shall be in appropriate and customary form, include provisions stating that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, provide instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration and provide such other provisions as Purchaser may reasonably specify (including those provisions described in this Section 2.2). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the portion of the Merger Consideration represented by the Certificate pursuant to Section 2.1.1 of this Agreement. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing Common Stock surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. Until surrendered as contemplated by this Section 2.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                       2.2.3 At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Common Stock of which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.2. In the event of a transfer of ownership of shares of

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Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee only if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

                       2.2.4 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, upon the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                       2.2.5 Any portion of the Payment Fund which remains unclaimed by the Company Stockholders for three (3) months after the Effective Time shall be delivered to the Surviving Corporation upon demand of the Surviving Corporation, and the holders of Common Stock shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in respect of their Common Stock. Neither the Company, Purchaser nor the Surviving Corporation shall be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                       2.2.6 The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for the Merger Consideration such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

         2.3 Adjustment of Merger Consideration. In the event of any reclassification, stock split, stock dividend or other general distribution of securities, cash or other property with respect to Common Stock (or if a record date with respect to any of the foregoing should occur) on or after the date of this Agreement and on or prior to the date of the Effective Time, appropriate and equitable adjustments, if any, shall be made to the calculation of the Merger Consideration and all references herein shall be deemed to be to the Merger Consideration as so adjusted.

         2.4 Options, Warrants and Restricted Shares. Immediately prior to the Effective Time, each outstanding option to purchase Common Stock (each, a "Stock Option") granted under the Company's 1997 Stock Option Plan (the "1997 Plan"), 1993 Stock Option Plan (the "1993 Plan") and 1990 Stock Option Plan (the "1990 Plan" and collectively with the 1997 Plan and the 1993 Plan, the "Plans") or pursuant to any other stock option plan or agreement entered into by the Company with any employee or director of the Company, whether or not then vested or exercisable, shall be canceled, and each holder of a Stock Option shall be entitled to receive as soon as practicable thereafter from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Common Shares previously subject to such Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Stock Option. If the Merger Consideration is equal to or less than the exercise price per Common Share previously subject to such Stock Option, the consideration for the cancellation of such Stock Option shall be nominal. The Company shall use reasonable efforts to obtain in writing the consent of each holder of a Stock Option to

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the cancellation of the Stock Option held in accordance with the terms of this
Section 2.4 in a form reasonably satisfactory to Parent (the "Stock Option Consents").

         2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Common Stock outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares of Common Stock in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock held by them under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in this Article II, of the Certificate or Certificates that formerly evidenced such shares of Common Stock. The Company shall give Parent and Purchaser prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company, and Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Purchaser, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article III. All representations and warranties of the Company are made subject to the exceptions noted in the schedule delivered by the Company to Parent and Purchaser concurrently herewith and identified by the parties as the "Company Disclosure Schedule".

         3.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and Purchaser that, except as set forth in the Company Disclosure Schedule:

                       3.2.1 Organization and Authority. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (ii) has all necessary corporate power and authority to conduct its business as now being conducted or as proposed to be conducted; and
(iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification. Since November 30, 1996, the Company has not (a) owned, directly or indirectly, any of the capital stock or other equity interests, of any corporation, partnership, joint venture, limited liability company or other legal entity, (b) had an interest in the assets of any corporation, partnership, joint venture, limited liability company or other legal entity or (c) had any other investment, direct or indirect, in any Person. True and complete copies of the Certificate of Incorporation and Bylaws of the Company are set forth as exhibits to the SEC Reports (as herein defined).

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                       3.2.2 Authority Relative to this Agreement and Related
Matters. The Board of Directors of the Company (the "Board") at a meeting duly called and held has (A) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (B) approved this Agreement, the Amended License and the Merger, (C) resolved to recommend to the stockholders of the Company that they approve the Merger and (D) authorized the preparation and filing of the Proxy Statement (as defined herein). The Company has full corporate power and authority to enter into and perform this Agreement, the Amended License and the other agreements to be entered into in connection with this Agreement to which it is a party. The execution and delivery of this Agreement and the Amended License by the Company and the performance by the Company of its respective obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action other than the approval of the holders of a majority of the outstanding shares of Common Stock voting at the Stockholders' Meeting (as herein defined) with respect to the Merger. This Agreement and the Amended License have been duly executed and delivered by duly authorized officers of the Company and constitute, when so executed and delivered, valid legal and binding obligations of the Company enforceable against it in accordance with its terms.

                       3.2.3 Required Filings. No consent, approval or authorization of, or filing, registration, qualification, declaration or designation ("Authorization") with or by, any federal, state, local or foreign court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required for the execution and delivery by the Company of this Agreement or the consummation by the Company of any of the transactions contemplated hereby, except for (i) the filing and recordation by the Company of the Merger Certificate as required by the DGCL and
(ii) the filing with the United States Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined herein) with respect to the Merger under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                       3.2.4 No Conflicts. Neither the execution and delivery of this Agreement by the Company, nor the consummation by Company of any of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate, articles or other instrument of incorporation or limited partnership or by-laws or agreement of limited partnership or other similar instrument, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of a Governmental Entity or of any arbitration award to which the Company is a party or by which the Company is bound, or (ii) violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other claims, equities, security interests, preemptive rights, judgments and other encumbrances ("Encumbrances") upon any of the properties or assets of the Company under, any written or oral note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or written or oral obligation to which Company is a party or to which any of its respective properties or assets are subject (each being an "Obligation"), except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and could not, individually or in the aggregate, (x) have a Material Adverse Effect (as defined herein) on the Company, or (y) materially impair the ability of the Company to perform its obligations under the Agreement. Without limiting the generality of the foregoing, the Company is not subject to any Obligation pursuant to which timely performance of this Agreement or any of the transactions contemplated hereby may be prohibited, prevented or materially delayed. As used in this Agreement with respect to a Person, "Material Adverse Effect" means an effect which involves $50,000 or more on the business, operations (or results of operations), condition (financial or otherwise), properties, assets, liabilities, or prospects of such Person or its subsidiaries, and "Person" means an individual, partnership, corporation, limited liability company, business, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of whatever nature or a group, including any pension, profit sharing or other benefit plan or trust.

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                       3.2.5 Capitalization. The authorized capital stock of the
Company consists solely of 11,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of August 12, 1999, (i) 3,453,451 shares of Common Stock were outstanding, (ii) no shares of Common Stock were held in the treasury of the Company, (iii) options with respect to 249,027 shares of Common Stock had been granted, and an additional 15,000 shares of Common Stock were reserved for issuance, in the aggregate, under the Plans and (iv) no shares of Preferred Stock were outstanding. There are no other shares of capital stock of the Company authorized, issued or outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2.5, there are no subscriptions, options, stock appreciation rights, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue, or register the sale of, any securities of any kind. There are no agreements or obligations of any kind or character to which the Company is a party, or as to which the Company has knowledge, with respect to the voting of Common Stock or the election of Directors to its Board ("Directors").

                       3.2.6 SEC Reports. The Company has timely filed (and has delivered to Purchaser a true and complete copy of) each report, schedule, registration statement and definitive proxy statement required to be filed or filed by the Company with the SEC (including, without limitation, reports required to be filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1995 (the "SEC Reports"). As of their respective dates, the SEC Reports comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Reports, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has corrected and updated, prior to the date hereof, all statements in the SEC Reports which have required correction or updating, as the case may be, and have filed all necessary amendments to the Company SEC Reports as required by applicable law. As used in this Agreement, "to the best of the Company's knowledge" or similar words shall mean the actual knowledge of senior management of the Company upon due inquiry.

                      3.2.7   Financial Statements.

                       (a) Each of the financial statements (including the notes thereto) included in the SEC Reports (the "Financial Statements") complies, as of their respective dates, with all applicable accounting requirements and rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and presents fairly in all material respects the consolidated financial position of the Company at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein (subject, in the case of the unaudited statements, to normal year-end audit adjustments). The books, accounts and records of the Company are, and have been, maintained in such Company's usual, regular and ordinary manner, in accordance with generally accepted accounting practices, and all transactions to which the Company is or has been a party are properly reflected therein.

                       (b) To the best of the Company's knowledge, (i) all trade receivables and notes receivables of the Company reflected on the Financial Statements or which arose subsequent to the date of the Financial Statements, arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and (ii) all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. Since November 30, 1998, there has not been a material change in the aggregate amount of the Company's trade receivables or a material adverse change in the aging thereof, except as otherwise set forth in the SEC Reports filed prior to the date hereof.

                      (c) To the best of the Company's knowledge, all inventory of the Company which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value in the most recent Financial Statements filed prior to the date hereof. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from material defects in materials and/or workmanship. Since November 30, 1998, there has not been a material change in the level of the Inventory. All Inventory is located at the Real Estate (as herein defined) and the Leased Premises (as herein defined) or at the site of a vendor or in transit.

                      3.2.8 Liabilities. The Company has no obligation or liability of any kind or nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities"), except for:

                      (a) Liabilities specifically provided for or reserved against in the balance sheet contained in the Financial Statements or the balance sheet contained in the most recent interim financial statements in a Company SEC Document filed prior to the date of this Agreement (the "Interim Balance Sheet");

                      (b) Liabilities which have been incurred since the date of the Interim Balance Sheet in the ordinary course of the Company's business and consistent with past practice which are not material; and

                      (c) Liabilities under the executory portion of Permits (as herein defined), Environmental Permits (as herein defined), licenses, governmental directives, agreements and contracts issued or entered into in the ordinary course of business.

                      3.2.9 Absence of Changes or Events. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement and furnished to Purchaser, since November 30, 1998: (x) the Company has not suffered or been threatened with (and the Company has no knowledge of any facts which are reasonably likely to cause or result in) any material adverse change in its business, operations (or results of operations), assets, properties, liabilities or condition (financial or otherwise); and (y) the Company has operated only in the usual and ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since such date, the Company has not:

                      (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except in the usual and ordinary course of business consistent with past practice;
                                        8

                      (b) suffered any material casualty, damage or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                      (c) written off any material asset as unusable or obsolete or for any other reason;

                      (d) made or suffered any material change in the conduct or nature of its business (whether or not in the ordinary course of business and whether or not such change would result in a Material Adverse Effect on the Company);

                      (e) waived any material right or canceled or compromised any material debt, other than in the ordinary course of business;

                      (f) paid, declared or set aside any dividends or other distributions on its securities of any class or purchased or redeemed any of its securities of any class;

                      (g) made any change in accounting methods or principles;

                      (h) made or committed to make capital expenditures in excess of $40,000 in the aggregate;

                      (i) discharged any liability except in the usual and ordinary course of business in accordance with past practices, or prepaid any liability;

                      (j) entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as herein defined);

                      (k) increased the compensation payable to any director, officer or employee except for raises to nonofficers in the ordinary course of business consistent with past practice;

                      (l) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

                      (m) paid or incurred any management or consulting fees, or engaged any consultants;

                      (n) elected any director or hired any officer or senior employee;

                      (o) borrowed any money or issued any bonds, notes, debentures or other evidence of indebtedness;

                      (p) acquired by merger, consolidation or acquisition of stock or assets any Person or business;

                      (q) adopted, amended or terminated any Employee Benefit Plan (as defined herein); or

                      (r) agreed in writing or otherwise to take any of the foregoing actions.

                      3.2.10 Ownership of Properties. The Company has good and marketable title to its respective properties and assets purported to be owned by it (including, without limitation, all assets reflected on the Financial Statements) free and clear of any Encumbrances, except: (i) statutory liens for Taxes not yet due, (ii) statutory liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due;
(iii) liens incurred or deposits made in the ordinary course of business, in connection with workers' compensation and unemployment insurance; and (iv) minor imperfections of title which do not in the aggregate materially detract from the value or use of the asset in question. The tangible personal property (other than inventory) owned or leased by the Company and used in its businesses constitutes all tangible personal property necessary in order to conduct such businesses as they have been conducted in the past.

                      3.2.11 Insurance. Section 3.2.11 of the Company Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates) of all insurance policies which are owned by the Company or which name the Company as an insured (or loss payee), including without limitation those which pertain to the Company's assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

                      3.2.12 Related Parties. Section 3.2.12 of the Company Disclosure Schedule describes each: (i) existing business relationship (excluding employee compensation and other ordinary incidents of employment) between (x) the Company, and (y) any present or former officer, director, or Affiliate of the Company, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons (all such persons and trusts encompassed by this clause (y) being sometimes collectively referred to herein as the "Related Parties" and individually as a "Related Party"); (ii) transaction occurring since November 30, 1997, between the Company and any Related Party; and (iii) amount owing by or to any of the Related Parties, respectively, to or from the Company as of the date of this Agreement. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's business, is presently owned by or leased or licensed by or to any Related Party. To the knowledge of the Company, no Related Party has an interest, directly or indirectly, in any business which is in competition with the Company's business. As used herein, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

                      3.2.13 Tax Matters Definitions. As used in this Agreement, the following terms shall have the following meanings:

                      (a) the term "Taxes" means all federal, state, local, foreign, estimated and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                      (b) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; and

                      (c) the term "Code" means the Internal Revenue Code of 1986, as amended.

All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

                      3.2.14 Returns. To the best of the Company's knowledge, there have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of such Company or any other information required to be shown thereon. Except as disclosed in Section
3.2.14 of the Company Disclosure Schedule, an extension of time within which to file any Return which has not been filed has not been requested or granted.

                      3.2.15 Tax Liabilities. With respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been complied with in all material respects, and all amounts required to be paid by the Company, to taxing authorities or others, on or before the date hereof have been paid. To the best of the Company's knowledge, the unpaid Taxes of the Company do not exceed the reserve for tax liability with respect to the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the SEC Reports as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company.

                      3.2.16 Issues with Taxing Authorities. No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by the Company. No waivers of statutes of limitation with respect to such Returns have been given by or requested from the Company.
Section 3.2.16 of the Company Disclosure Schedule sets forth (i) the taxable years of the Company as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, are fully reflected as a liability in the SEC Reports or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the SEC Reports.

                      3.2.17 Miscellaneous Tax Matters. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. The Company has not agreed to make, nor is the Company required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code. All material elections with respect to Taxes affecting the Company as of the date hereof are set forth in Section 3.2.17 of the Company Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of Buyer. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. The unpaid Taxes of the Company do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Company's most recent balance sheet, as adjusted for the passage of time through the Closing Date, in accordance with the past custom and practice of the Company.

                      3.2.18 Permits. Section 3.2.18 of the Company Disclosure Schedule contains a true and correct copy of every governmental license, permit, registration, approval and consent applied for, pending by, issued or given to the Company, and every agreement with governmental authorities (federal, state, local or foreign) entered into by the Company, which is in effect or has been applied for or is pending (the "Permits"). The Permits constitute all governmental licenses, permits, registrations, approvals and agreements and consents which are required in order for the Company to conduct its business as presently conducted. None of the foregoing will cease to be in full force and effect by virtue of the entry into this Agreement or the consummation of the transactions contemplated hereby.

                      3.2.19 Significant Customers and Suppliers. The Company has no knowledge of any intention or indication by a Significant Customer (as herein defined) that such Significant Customer intends to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. The Company has no knowledge of any intention or indication of intention by a Significant Supplier (as herein defined) to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. As used herein, (x) "Significant Customer" means any of the five largest customers of the Company, measured in terms of sales volume in dollars for the current fiscal year and (y) "Significant Supplier" means any supplier of the Company from whom the Company has purchased $50,000 or more of goods during for the current fiscal year for use in the Company's business.

                      3.2.20 Contracts. Except as set forth in Section 3.2.20 of the Company Disclosure Schedule or filed as an exhibit to the SEC Reports filed prior to the date hereof, the Company is not a party to, or bound by, any undischarged written or oral:

                      (a) employment or consulting agreement which is not terminable by the Company at will without premium or penalty or other payment;

                      (b) collective bargaining agreement;

                      (c) plan or contract or arrangement providing for bonuses, options, stock appreciation rights, deferred compensation, retirement payments, stock purchases, severance, split dollar insurance programs, profit sharing, medical and dental benefits or the like covering employees of the Company;

                      (d) agreement between the Company and any of its Affiliates or other Related Parties;

                      (e) agreement of agency, representation, distribution, or franchise which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less;

                      (f) agreement for the advertisement, display, or promotion of any of the Company's products or services which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less;

                      (g) service agreement affecting any of the Company's assets where the annual service charge is in excess of $20,000 or has an unexpired term as of the Closing Date in excess of thirty (30) days;

                      (h) material agreement or order for the sale of goods or the performance of services sold or performed by the Company which, if performed in accordance with its terms, could only be performed with a gross profit of 10% or less;

                      (i) contract with any railroad or other transportation company;

                      (j) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles, where the lease or sublease provides for annual payments (whether to be made or received) in excess of $20,000 and has an unexpired term as of the date hereof in excess of one (1) year;

                      (k) guaranty performance, bid or completion bond, or surety or indemnification agreement;

                      (l) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement, credit card agreement, letter of credit or banker's acceptance;

                      (m) agreement for the purchase, sale or removal (as the case may be) of electricity, gas, water, telephone, coal, sewage, or other utility service;

                      (n) governmental order or directive;

                      (o) agreement for the treatment or disposal of hazardous materials;

                      (p) partnership or joint venture agreement;

                      (q) lease which is required by GAAP to be classified as a capital lease;

                      (r) reciprocal easement or operating agreement with respect to any parcel of the Real Estate (as defined herein) or any of the Leased Premises (as defined herein);

                      (s) secrecy or confidentiality agreement, other than those agreements customarily included in sales or service contracts;

                      (t) agreement restricting in any manner the right of the Company to compete with any other Person, to sell to or purchase from any other Person or to employ any Person;

                      (u) rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions;

                      (v)     supply or requirements contract; or

                      (w) agreement or arrangement not specifically enumerated above concerning or which provides for the receipt or expenditure of more than $25,000, except agreements for the sale of goods or rendering of services entered into by the Company in the ordinary course of its business.

Such agreements, leases, subleases and other instruments or arrangements disclosed in response to this Section 3.2.20, the "Contracts," and each a "Contract," are in full force and binding upon the Company and, to the Company's knowledge, the other parties thereto. Neither the Company on the one hand, nor any of the other parties thereto, on the other hand, are in monetary or material nonmonetary default under any Contract. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default under any Contract by the Company, on the one hand, or the other contracting party, on the other hand. The Company has not released or waived any of its respective rights under any Contract. The Company is not subject to any legal obligation to renegotiate, nor does the Company have knowledge of a claim for a legal right to renegotiate, any contract, loan, agreement, lease, sublease or instrument to which it is now or has been a party.

                      3.2.21  ERISA Matters.

                      (a) Neither the Company nor any affiliate of the Company within the meaning of Code Section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers or contributes to, or has any liability with respect to, nor do the employees of the Company or any ERISA Affiliate receive, or will be entitled to receive as a condition of employment, benefits pursuant to any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA), including, without limitation, any multiemployer plan (as defined in section 3(37) of ERISA) ("Multiemployer Plan"), or bonus, deferred compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, holiday, sick leave, fringe benefit, reimbursement program employee discount, personnel policy, allowances, incentives, insurance, welfare or similar plan, program, policy or arrangement except as identified in Section 3.2.21 of the Company Disclosure Schedule (the "Employee Benefit Plans").

                      (b) Neither the Company nor any ERISA Affiliate has maintained, administered or contributed to any pension plan subject to Title IV of ERISA or any Multiemployer Plan.

                      (c) Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and applicable state law. The Disclosure Schedule sets forth the individuals with rights to continuation coverage under section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or state law, including those individuals within the applicable election period. Except as required by Section 4980B of the Code, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or other benefit coverage and neither the Company nor any ERISA Affiliate maintains or contributed to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any ERISA Affiliate. No Employee Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of the Company as a result of any transaction contemplated by this Agreement.

                      (d) To the best of the Company's knowledge, neither any fiduciary of any Employee Benefit Plan nor any Employee Benefit Plan (excluding each Multiemployer Plan and its fiduciaries) has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) unless exempt under Section 408 of ERISA or section 4975 of the Code.

                      (e) Each Employee Benefit Plan complies in all material respects with and is and has been operated in all material respects in accordance with its terms and each applicable provision of ERISA, the Code, other federal statutes, state law and the regulations and rules thereunder. With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, a favorable determination as to such qualification of such Employee Benefit Plan and each amendment thereto has been made by the Internal Revenue Service, each such Employee Benefit Plan remains qualified under the Code and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. Each trust funding any Employee Benefit Plan is and has been tax-exempt. Neither the Company nor any ERISA Affiliate has failed to make any contributions or pay any amounts required on or before the Closing Date by the terms of any Employee Benefit Plan, collective bargaining agreement, ERISA or any other applicable law.

                      (f) True and complete copies of each Employee Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, annual reports on Form 5500, Form 990, actuarial reports and Pension Benefit Guaranty Corporation Forms 1 for the most recent three (3) plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to Purchaser. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the actuarial condition of the respective Employee Benefit Plan, as may be applicable.

                      (g) There are no pending or, to the knowledge of the Company, any threatened claims by or on behalf of any Employee Benefit Plan by any employee or beneficiary covered under any Company Plans or Company Benefit Plans or otherwise involving any Company Plan or Company Benefit Plan (other than routine claims for benefits).

                      (h) With respect to employees of the Company, the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

                      3.2.22 Labor Relations. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

                      3.2.23 Absence of Litigation. Except as set forth in the SEC Reports filed prior to the date hereof, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before or by any Governmental Entity, pending or, to the Company's knowledge, threatened against the Company or any of the officers, directors or employees of the Company, which, if decided adversely to the Company, officer, director or employee could have a Material Adverse Effect on the Company or would materially impair the consummation of any of the transactions contemplated hereby. There are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company, would have a Material Adverse Effect on the Company or would materially impair the consummation of any of the transactions contemplated hereby.

                      3.2.24 Product/Service Warranties. The Company has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in
Section 3.2.24 of the Company Disclosure Schedule. There are no material claims pending, or to the best of the Company's knowledge, threatened against the Company with respect to the quality of or absence of defects in such products or services. The Company has no knowledge or reason to believe that the percentage of products sold and services performed by the Company for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which the Company has sold and performed for which warranty adjustments have been required in the past.

                      3.2.25 Injunctions; Judgments. The Company is not a party to, or bound by, any judgment, writ, injunction, decree, order or arbitration award (or agreement entered into with any Governmental Entity in connection with any administrative, judicial or arbitration proceeding) with respect to or affecting the properties, assets, personnel or business activities of the Company, the enforcement or operation of which or compliance with which could have a Material Adverse Effect on the Company, or would restrict the operations of the Company or the ability of the Company to engage in any lines of business, in either case, in a material manner.

                      3.2.26 Compliance with Law. The Company is not in violation of, in noncompliance with, or delinquent with respect to, any judgment, writ, injunction, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any permit from, any Governmental Entity to which the property, assets, personnel or business activities of the Company are subject, which violation, noncompliance or delinquency could have a Material Adverse Effect on the Company.

                      3.2.27  Environmental Matters.

                      (a) The Company is and at all times has been, and all real property currently or previously owned, leased, occupied, used by or under the control of the Company, and all operations or activities of the Company (including those conducted on or taking place at any of such real property) are and at all times have been, in material compliance with and not subject to any material liability or obligation under any Environmental Law or Environmental Permit. As used in this Agreement, "Environmental Laws" means all applicable federal, state or local laws, rules, regulations or principles of common law relating to protection of health and safety, pollution, and environmental matters of any kind whatsoever, including with respect to the storage, treatment, generation, transportation, spillage, discharge, leakage or other release or threatened release of any material, substance or waste of any kind whatsoever; and "Environmental Permits" means any permits, licenses, registrations, notifications, consents, agreements or approvals required under any Environmental Law. To the best of the Company's knowledge, there is no condition or circumstance regarding the Company or its business or any such real property or the operations or activities thereon, which, with the passing of time or upon notice to any other party, is possible of giving rise to a material violation of, or material liability or obligation under, any Environmental Law or Environmental Permit. To the best of the Company's knowledge, neither the Company nor any Person, the acts or omissions of which may be attributable to, or the responsibility of, or liability to, the Company has, or has arranged to have, any material, substance or waste treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could be attributed in any manner to, or otherwise become responsibilities of or liabilities to, the Company. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by the Company within the past (5) years relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with, and no such allegation, claim, demand, citation, notice of violation or order of noncompliance is to the best knowledge of the Company threatened, imminent or likely.

                      (b) To the best of the Company's knowledge, Section 3.2.27 of the Company Disclosure Schedule sets forth a complete list of any storage, treatment, generation, transportation or release of any hazardous materials with respect to the business by the Company or its predecessors in interest, or by any other person or entity for which the Company is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws. "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, ET SEQ., as amended and reauthorized ("CERCLA"), and forming part of the Company. "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by Seller with respect to the Business.

                      (c) To the best of the Company's knowledge, Section 3.2.27 of the Company Disclosure Schedule sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Real Estate or Leased Premises. All Containers which have been heretofore removed from the Real Estate or Leased Premises have been removed in accordance with all applicable Environmental Laws and environmental requirements. "Containers" means above-ground and under-ground storage tanks, vessels and related equipment and containers.

                      3.2.28 Owned Real Estate. The Company does not own any real estate or any interest in real estate other than the premises identified (including by street address) in Section 3.2.28 of the Company Disclosure Schedule as being so owned (the "Real Estate"). The Company has good and marketable fee simple title to its Real Estate, subject only to general real estate taxes not delinquent and to Encumbrances, covenants, conditions, restrictions and easements of record, none of which makes title to any of such Real Estate unmarketable and none of which are violated by or interfere with the Company's use or occupancy thereof. None of the Real Estate is subject to any leases or tenancies. To the best of the Company's knowledge, none of the improvements comprising the Real Estate or the businesses conducted by any of the Company thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement. No material expenditures are required to be made for the repair or maintenance of any improvements on any of the Real Estate. Each facility located on the Real Estate currently is served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such facility at its current rate of production.

                      3.2.29 Leased Premises. The Company does not lease (or have any commitment to lease) any real estate other than the premises identified in Section 3.2.29 of the Company Disclosure Schedule as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company pursuant to written leases, true, correct and complete copies of which have been delivered to Purchaser prior to the date hereof or are contained in the SEC Reports. To the best of the Company's knowledge, the improvements comprising the Leased Premises, and the businesses conducted by the Company thereon, are not in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easements. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises. The Company is not in default under any agreement relating to the Leased Premises nor, to the Company's knowledge, is any other party thereto in default thereunder and no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default under any such instrument. All options in favor of, or which obligate, the Company to purchase any of the Leased Premises or any other real estate, if any, are described in Section 3.2.29 of the Company Disclosure Schedule. All Persons (other than the Company or the owners of any of the Leased Premises) having any interest (economic or otherwise) in any of the Leased Premises are set forth in Section 3.2.29 of the Company Disclosure Schedule.

                      3.2.30 Matters Regarding Real Estate and Leased Premises. There are no condemnation proceedings pending or, to the best of the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises. The buildings and other facilities located on the Real Estate and the Leased Premises are free of any patent structural or engineering defects and, to the knowledge of the Company, are free of any latent structural or engineering defects.

                      3.2.31 Intellectual Property. Section 3.2.31 of the Company Disclosure Schedule sets forth all Intellectual Property (as defined herein) material to the conduct of the business of the Company and the Person which is the owner or licensee thereof. The Company is the owner of all right, title and interest in such Intellectual Property or is duly licensed to use such Intellectual Property. All Intellectual Property which is registrable has been duly registered, or is in the process of being registered, and is valid and has been maintained in good standing. To the best of the Company's knowledge, no Intellectual Property has infringed, infringes or in any material way has damaged or damages any of the rights, title or interests of any third party (nor has any third party given the Company notice of any claimed infringement or damage). To the best of the Company's knowledge, all copyrightable works of employees, representatives or other persons paid or commissioned by the Company which constitute a part of the Intellectual Property were original creations by such persons. To the best of the Company's knowledge, no Intellectual Property has been, is currently or is anticipated by the Company to be infringed upon or in any way damaged by any third party. To the extent that any Intellectual Property is licensed, such license is legal, valid, binding and fully enforceable. "Intellectual Property" means all of the following, whether owned, used or licensed: (i) all common law, federally registered, state registered and foreign trademarks and service marks and all applications for federal, state or foreign registration of trademarks or service marks, (ii) all slogans, trade dress and trade names, (iii) all proprietary know-how and methods, (iv) all trade secrets, (v) all federal and foreign patents and patent applications, (vi) all copyright registrations and any unregistered copyright material and (vii) all computer software.

                      3.2.32 Year 2000 Compliance. Except as set forth in
Section 3.2.32 of the Company Disclosure Schedule, all of the Company's Information Technology (as defined below), and, to the best of the Company's knowledge, all Information Technology of the EDI Parties (as defined below), Significant Suppliers and Significant Customers, is and shall be Year 2000 Compliant (as defined below). Section 3.2.32 of the Company Disclosure Schedule contains true and correct copies of all written (and descriptions of all verbal) certifications, assurances, statements, representations, warranties and covenants concerning Year 2000-related compliance matters which the Company has given, has been asked to provide, has received or has requested.

Section 3.2.32 of the Company Disclosure Schedule contains a list of all suppliers, customers and other third parties with whom the Company exchanges (as provider or recipient) information electronically ("EDI Parties"). The Company has developed (i) a testing and compliance program, and (ii) a contingency plan, in each case regarding Year 2000-related matters pertaining to the Company's Information Technology and that of the EDI Parties. To the best of the Company's knowledge, such program and plan, copies of which are attached to Section 3.2.32 of the Company Disclosure Schedule, are adequate to prevent a material adverse effect upon the Company as a consequence of any Information Technology of the Company and/or the EDI Parties not being Year 2000 Compliant from and after the date hereof through March 31, 2001. "Year 2000 Compliant" means (i) with respect to data that includes date or time information or that is otherwise derived from or dependent upon date or time information ("Date Data"), that such data is in proper format and accurate for all dates and times (A) from, into and between the twentieth and twenty-first centuries, (B) from and into date values representing September 9, 1999, and (C) for date values representing dates during leap years, and (ii) with respect to all Information Technology of a Person, that such Information Technology accurately processes (including, without limitation, calculating, receiving, comparing, sequencing, storing, transmitting or displaying) Date Data, including processing such data described in clauses (A) through (C) of clause (i) hereof, without loss of any functionality or performance, when used as a stand-alone system or in combination with other software, hardware, system, component, equipment, embedded chips or other information technology. "Information Technology" means, with respect to a Person, all systems, software, hardware, information technology, microcode, embedded chips, and all electronic or electronically controlled systems, machinery or components reliant on or included within the foregoing, which are owned, leased, licensed or used by such Person, including, without limitation, items of the foregoing description related to the product, facilities, equipment, manufacturing and order entry processes, quality control activities, accounting and bookkeeping, records and record-keeping activities of such Person.

                      3.2.33 Brokers. No broker, finder, investment banker or other Person is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the Company in connection with the Merger or any of the transactions contemplated hereby.

                      3.2.34 Fairness Opinion. The Company has received the written opinion of Williamette Management Associates (the "Fairness Opinion") on the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company Stockholders from a financial point of view. The Company has provided a true and correct copy of the Fairness Opinion to Purchaser. The Company is authorized by Williamette Management Associates to include a copy of such opinion in the Proxy Statement.

                      3.2.35 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Stockholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereby (the "Stockholder Approval").

                      3.2.36 Proxy Statement. None of the information (other than information provided by Parent and Purchaser) included or incorporated by reference in the proxy statement relating to the Merger and the transactions contemplated hereby to be approved at the Stockholders' Meeting will (as amended or supplemented, the "Proxy Statement"), at the time of the mailing thereof, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

                      3.2.37 State Takeover Statutes; Absence of Stockholder Rights Plan. The Board of Directors of the Company has irrevocably adopted a resolution providing that the restrictions on business combinations contained in
Section 203 of the DGCL do not and will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby. To the best knowledge of the Company following consultation with outside counsel, the [NC law] does not apply to the Agreement, the Merger, the Voting Agreement or the transactions contemplated hereby or thereby. The Company has not adopted or executed, and is not a party or subject to, any "Shareholder Rights Plan" or similar instrument, plan or agreement.

                      3.2.38 Certain Illegal Payments. Neither the Company nor any of its former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company or its business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, the Company has not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

                      3.2.39 Full Disclosure. The representations, warranties and statements of the Company in this Agreement or contained in any schedule, list or document delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations, warranties and statements are made, not misleading. The copies of all documents furnished by the Company pursuant to or in connection with this Agreement are true, complete and correct. True, complete and accurate copies of each document referred to in the Company Disclosure Schedule are contained therein or have been furnished to Parent or Purchaser prior to the date hereof.

         3.3 Representations and Warranties of Parent and Purchaser. Parent and Purchaser represent and warrant to the Company that:

                      3.3.1 Organization and Authority. Each of Parent and Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all necessary corporate power and authority to conduct its business as now being conducted.

                      3.3.2 Authority Relative to this Agreement. Each of Parent and Purchaser has full corporate power and authority to enter into and perform this Agreement, the Amended License and the other agreements to be entered into in connection with this Agreement. The execution and delivery of this Agreement and the Amended License by Purchaser and Parent and the performance by Purchaser and Parent of their respective obligations hereunder or thereunder have been duly authorized by all requisite corporate action. This Agreement and the Amended License have been duly executed and delivered by duly authorized officers of Purchaser and Parent and constitute valid and binding obligations of Purchaser and Parent enforceable against them in accordance with their terms.

                      3.3.3 Required Filings. No Authorization is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement, the Amended License or the consummation by Purchaser of the transactions contemplated hereby.

                      3.3.4 No Conflicts. Neither the execution and delivery of this Agreement or the Amended License nor the consummation by Parent or Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or By-Laws of Parent or Purchaser or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Purchaser is a party or by which Parent or Purchaser is bound; or (ii) violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other Encumbrance upon any of the properties or assets of Parent or Purchaser under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser is a party or to which Parent or Purchaser or any of its properties or assets are subject (the "Purchaser Obligations"), except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or Purchaser or (y) materially impair Parent or Purchaser's ability to perform its obligations under this Agreement. Without limiting the generality of the foregoing, Purchaser is not subject to any Purchaser Obligation pursuant to which timely performance of this Agreement or any of the transactions contemplated hereby may be prohibited, prevented or materially delayed.

                      3.3.5 Financing. Parent has delivered to the Company true and correct copies of a commitment (the "Commitment") letter from PNC Bank, National Association (the "Lender"), stating Lender's commitment to providing the debt financing ("Financing") which, together with equity and funds on hand or available under an existing credit facility to be obtained by Parent will be in an amount sufficient to pay the Merger Consideration and consummate the Merger, pay related transaction expenses, refinance the Company's indebtedness to First Citizens Bank and the National Bank of Canada/National Business Corp. (based on amounts outstanding as reflected in the SEC Reports filed prior to the date hereof) and pay the outstanding balance on the Company's note to Netzler & Dahlgren (approximately $198,000 as of September 9, 1999), subject to the negotiation, preparation and execution of binding documents with respect to the Financing, and to the fulfillment of the conditions precedent set forth therein.

                      3.3.6 Proxy Statement. None of the information included in the Proxy Statement provided by the Parent and Purchaser in writing for use in the Proxy Statement will, at the time of the mailing thereof, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                      3.3.7 Financial Statements. True and correct copies of the balance sheets and statements of income of J. Richard Industries L.P. as of and for the period ending December 31, 1998 have been provided to the Company.


                                   ARTICLE IV

         CONDUCT OF BUSINESS PENDING THE MERGER AND ADDITIONAL COVENANTS

         4.1 Obligations of Each of the Parties. From and after the date hereof and until and including the Effective Time, the following shall apply with equal force to the Company, on the one hand, and Parent and Purchaser, on the other hand:

                      4.1.1 Each party shall promptly give the other party written notice (i) if any representation or warranty made by it or them contained in this Agreement becomes untrue or incorrect in any respect; (ii) of the existence or occurrence of any event or condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby; and (iii) of the failure by it or them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company agrees to promptly notify Parent and Purchaser of any material adverse change in its condition (financial or otherwise), business, properties, assets or liabilities, or of any material governmental complaints, investigations or hearings adverse to it (or written threats thereof) which could reasonably be expected to have a Material Adverse Effect;

                      4.1.2 No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party or which would result in any representation or warranty herein of that party being untrue in any material respect at any time after the date hereof through and including the Closing Date as if then originally made.

                      4.1.3 Subject to the terms and conditions of this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable; provided, however, that nothing in this Section 4.1.3 shall in any event require any party to (i) expend funds which are not commercially reasonable in relation to the transactions contemplated hereby or (ii) take or cause to be taken, any action which would have a Material Adverse Effect with respect to it.

         4.2 Access. Subject to any restrictions under applicable law, the Company shall continue to give to Parent's and Purchaser's respective officers, employees, agents, attorneys, consultants and accountants reasonable access for reasonable purposes in light of the transactions contemplated by this Agreement during normal business hours to all of the properties, books, contracts, documents, present and expired insurance policies, records and personnel of or with respect to the Company and shall furnish to Parent and Purchaser and such persons as Parent or Purchaser shall designate to the Company such information as Parent and Purchaser or such persons may at any time and from time to time reasonably request (it being understood that Parent and Purchaser may not have access to certain pricing and other competitively sensitive information). Parent and Purchaser shall have the right to conduct non-intrusive environmental testing. It is expressly understood and agreed that all information obtained pursuant to this Section 4.2 is subject to the terms and conditions of that certain Confidentiality Letter dated December 9, 1998 (the "Confidentiality Agreement") between J. Richard Industries L.P., the ultimate parent of Parent and Purchaser, and the Company, and Parent and Purchaser expressly reaffirm their obligations thereunder.

         4.3 The Company's Obligations. From and after the date hereof and until and including the Effective Time:

                      4.3.1 The Company shall (i) carry on its business in the ordinary course consistent with past practice; (ii) use its best efforts to preserve intact its business organization, goodwill and existing and prospective relations with customers and suppliers and
         (iii) keep available the services of its officers and employees. Without the prior written consent (which consent will not be unreasonably withheld or delayed except in the case of clauses (a), (b), (c), (e) and (g)) of Purchaser and without limiting the generality of any other provision of this Agreement, the Company shall:

                              (a) not amend its Certificate of Incorporation,
                      By-Laws or other organizational documents;

                              (b) not make any change in its authorized capital
                      stock; adjust, split, combine or reclassify any capital stock; or issue any shares of stock of any class or issue or become a party to any subscription, warrant, rights, options, convertible securities or other agreements or commitments of any character relating to or measured by its issued or unissued capital stock, or other equity securities, or grant any stock appreciation or similar rights;

                              (c) other than draws under its existing line of
                      credit in the ordinary course of business consistent with past practice, not (1) incur any indebtedness for borrowed money; (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity or (3) encumber any assets;

                              (d) not sell, transfer, mortgage, encumber or
                      otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement;

                              (e) not make or enter any commitment to make any
                      material (x) investments, either by purchase of stock or securities, in (y) contributions to capital of, or (z) other than in the ordinary course of business consistent with past practice, make any loans to or purchases of any material property or assets from, any other individual, corporation or other entity other than regular advances to employees in the ordinary course of business;

                              (f) except for transactions in the ordinary course
                      of business consistent with past practice and those transactions contemplated by the provisions of this Agreement, not enter into or terminate any material contract or agreement, or make any material change in any of its leases or contracts;

                              (g) not change its method of accounting in effect
                      at November 30, 1998, except as may be required by changes in GAAP upon the advice of its independent accountants;

                              (h) not increase the compensation payable to any
                      employee, or enter into any new employment agreements with new or existing employees which create other than an at will relationship without any severance obligation;

                              (i) not make rescind or revoke any express or
                      deemed Tax election or settle or compromise any Tax liability;

                              (j) not fail to maintain its books and records in
                      accordance with good accounting practices consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at November 30, 1998, except as may be required by the SEC, applicable law or GAAP;

                              (k) not fail to duly and timely file all material
                      Tax Returns and other documents required to be filed with federal, state, local and other Tax Authorities, subject to timely extensions permitted by law;

                              (l) not acquire, enter into any option to acquire,
                      or exercise an option or contract to acquire, additional real or personal property, in excess of $60,000 for personal property including expenditures under Section 3.2.9(h) hereof;

                              (m) not (i) authorize, declare, set aside or pay
                      any dividend or make any other distribution or payment with respect to any Common Stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any option, warrant or right to acquire, or security convertible into, shares of capital stock;

                              (n) not pay, discharge or satisfy any claims,
                      liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to the Company, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the SEC Reports filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

                              (o) not enter into any contractual arrangement
                      with any officer, director or Affiliate, except for purchase orders or sales contracts with Affiliates in the ordinary course of business;

                              (p) not adopt any new employee benefit plan or
                      amend or terminate or increase the benefits under any existing plans or rights, not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director, or accelerate vesting with respect to any grant of Common Stock to employees which are subject to any risk of forfeiture, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect; or

                              (q) not agree, commit or arrange to take any
                      actions prohibited under this Section 4.3.

                      4.3.2 The Company shall furnish to Purchaser the Company's internal unaudited statement of condition and statement of income for each month ending after the date of this Agreement. Such monthly statements shall be prepared in accordance with existing practice and shall fairly present in all material respects the consolidated financial position and results of operation for the Company as of and for the periods indicated therein in accordance with past practice. As reasonably requested by Parent or Purchaser, the Company shall confer with representatives of Parent or Purchaser to report on material operational matters.

         4.4          Proxy Statement; Other Regulatory Matters.

                      4.4.1 The Company will, as soon as practicable following the date of this Agreement, prepare in correct and appropriate form and file with the SEC a preliminary Proxy Statement and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or any of the transactions contemplated hereby. The Company shall give Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company and Purchaser will use its reasonable best efforts, after consultation with Parent and Purchaser to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.

                      4.4.2 Each party agrees to notify the other of, and to correct, any information contained in the Proxy Statement furnished by such party to the other for inclusion therein, which information shall be, at the time of furnishing, or become, prior to the Stockholders' Meeting, false or misleading in any material respect. If at any time prior to the Stockholders' Meeting or any adjournment thereof there shall occur any event that should be set forth in an amendment to the Proxy and Information Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                      4.4.3 The Company shall file all reports, schedules and definitive proxy statements (including the Proxy Statement) (the "Company Filings") required to be filed by the Company with the SEC (including, without limitation, reports required by Section 13(d) or 13(g) of the Exchange Act) and shall provide copies thereof to Parent promptly upon the filing thereof. As of its respective date, the Company represents, warrants and covenants that each Company Filing will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder and none of the Company Filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Upon learning of any such false or misleading information, the Company shall cause all required the Company Filings (including the Proxy Statement) to be corrected, filed with the SEC and disseminated to holders of the Common Stock, in each case as and to the extent required by applicable law.

         4.5          Stockholders' Meeting.

                      4.5.1 The Company, through the Board, will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders, such meeting to be held no sooner than 20 business days nor later than 45 days following the date the Proxy Statement is mailed to the stockholders of the Company (the "Stockholders' Meeting") for the purpose of obtaining the Stockholder Approval. The Company shall be required to hold the Stockholders' Meeting, regardless of whether the Board has withdrawn, amended or modified its recommendation that its stockholders adopt this Agreement and approve the Merger and the transactions contemplated hereby, unless this Agreement has been terminated pursuant to the provisions of Section 6.1. The Company will, through its Board, recommend that its stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger; provided, that prior to the Stockholders' Meeting, such recommendation may be withdrawn, modified or amended only to the extent expressly permitted under Section 4.8.

                      4.5.2 If on the date for the Stockholders' Meeting established pursuant to Section 4.5.1 of this Agreement, the Company has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by Persons who intend to vote to adopt this Agreement, will constitute a sufficient number of votes to adopt the Stockholder Approval, then the Company shall recommend the adjournment of the Stockholders' Meeting until a date 10 business days after the originally scheduled date of the Stockholders' Meeting.

         4.6 Filings; Other Action. Subject to the terms and conditions herein provided, each of Parent, Purchaser and the Company shall: (a) to the extent required to effect the transactions contemplated hereby, promptly make their respective filings with respect to the Merger; (b) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings, declarations, registrations and notifications and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. The Company shall use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Parent necessary to (i) effectuate the Merger and the other transactions contemplated hereby and (ii) avoid defaults, acceleration of rights, and payment of consent or similar fees to third parties under agreements with the Company as a result of the Merger or the other transactions contemplated hereby, including the consents listed on
Schedule 4.6 hereto (collectively the "Consents"); provided, however, that without the written consent of Parent, the Company shall not pay any cash or other consideration, make any commitment or incur any liability in excess of the amount set forth on Schedule 4.6 hereto in connection therewith. The Company shall use reasonable efforts to obtain payoff letters and releases from holders of its indebtedness to be paid off in connection with the Merger.

         4.7 Acquisition Proposals.

                      4.7.1 The Company represents that it is not currently engaged in any activities, discussions or negotiations with respect to an Acquisition Proposal (as defined herein). From and after the date hereof and until and including the Effective Time (or earlier termination of this Agreement), the Company shall not, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company, to, directly or indirectly, (i) solicit, initiate, or encourage (including by way of furnishing or otherwise providing access to nonpublic information) any Acquisition Proposal; (ii) participate in substantive discussions or any negotiations relating to any Acquisition Proposal (or any inquiry relating to an Acquisition Proposal) or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; or (iii) enter into any letter of intent, agreement in principle or definitive agreement with respect to any Acquisition Proposal; provided, however, that, prior to the Stockholders' Meeting, nothing contained in this Section 4.7 shall prohibit the Company or the Board from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity with respect to any unsolicited Acquisition Proposal if (but only if): (a) the Board determines reasonably and in good faith after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and (b) the Company (x) provides at least two (2) business days' notice to Parent to the effect that it is taking such action and
(y) prior to any release of any nonpublic information to such person, receives from such person or entity an executed confidentiality agreement substantially similar to the Confidentiality Agreement.

                      4.7.2 Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Parent orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal or any inquiry which could reasonably lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal. The Company agrees that it will fully enforce (including by way of obtaining an injunction), and not waive any provision of, any confidentiality agreement to which it is a party.

                      4.7.3 For purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer, or expression of intent relating to the Company's willingness or ability to receive or discuss a proposal or offer made by a third party (other than Parent and Purchaser) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, proxy solicitation, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, 15% or more of the combined voting power, shares or equity interests of the Company, in each case then outstanding, or 15% or more of the assets of the Company; and a "Superior Proposal" means a bona fide proposal or offer made by a third party
(A) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company or (B) to enter into a merger, consolidation or other business combination with the Company, which a majority of the members of the Board determines reasonably and in good faith is more favorable to the holders of Common Stock than the Merger.

         4.8 Board Action. The Board shall not (i) withdraw or modify its approval or recommendation of this Agreement, the Merger or any of the transactions contemplated hereby, (ii) approve or recommend or publicly propose to approve or recommend an Acquisition Proposal, (iii) cause the Company to enter into any letter agreement, agreement in principle or definitive agreement providing for an Acquisition Proposal, or (iv) resolve to do any of the foregoing, unless prior to the Stockholders' Meeting, the Company receives an unsolicited Acquisition Proposal in accordance with Section 4.7 and the Board determines reasonably and in good faith, after due investigation, that (a) such Acquisition Proposal is a Superior Proposal, (b) the Person making such Superior Proposal is reasonably capable of consummating such Superior Proposal in a timely fashion and (c) based upon the advice of outside counsel, the failure of the Board to withdraw or modify its approval or recommendation of this Agreement or the Merger, or approve or recommend such Superior Proposal would be inconsistent with its fiduciary duties under applicable law. In such case, the Board may withdraw or modify its recommendation, and approve and recommend such Superior Proposal, provided the Board (i) at least five (5) business days prior to taking such action, provides to Parent and Purchaser written notice of the Company's intention to accept the Superior Proposal, (ii) during such period, gives Parent and Purchaser a reasonable opportunity to propose modifications to the Merger Consideration and negotiates such modifications in good faith with the objective of allowing Parent and Purchaser to match the Superior Proposal and (iii) at the end of such period, (A) reasonably and in good faith continues to believe that such Acquisition Proposal is a Superior Proposal, (B) simultaneously terminates this Agreement, (C) concurrently causes the Company to enter into a definitive acquisition agreement with respect to such Superior Proposal and (D) concurrently pays to Parent and Purchaser the Termination Payment and Covered Expenses pursuant to Section 6.4.2. Nothing contained in this Section 4.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence and on five (5) business days' notice to Parent to the effect that it is taking such action.

         4.9          Indemnification and Insurance.

                      4.9.1 Prior to the Closing, the Company shall procure a five-year tail policy for its officers' and directors' liability insurance covering each present and former director, officer, employee and agent of the Company and each present and former director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company (individually, an "Indemnified Person", and collectively, the "Indemnified Persons"), who is currently covered by the Company's officers' and directors' liability insurance or will be so covered on the Closing Date with respect to actions and omissions occurring on or prior to the Closing Date (including, without limitation, any which arise out of or relate to the transaction contemplated by this Agreement), which tail policy is no less favorable in the aggregate than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amount.

                      4.9.2 Purchaser and the Surviving Corporation hereby jointly and severally agree that, for not less than six (6) years after the Closing Date, the provisions of the Certificate of Incorporation and ByLaws of the Surviving Corporation shall provide indemnification to the Indemnified Persons on terms, in a manner, and with respect to matters, which are no less favorable (in favor of persons indemnified) than the Company's Certificate of Incorporation and By-Laws, as in effect on the date hereof, and further agree that such indemnification provisions shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification.

                      4.9.3 Nothing contained in this Section 4.9, or elsewhere in this Agreement, shall limit an Indemnified Person's right (or impose any obligation upon an Indemnified Person) to pursue (whether separately, simultaneously or in seriatim) recovery of the obligations of indemnification provided for in this Section 4.9, and the pursuit of one or more rights of indemnification by an Indemnified Person shall not be deemed to be a waiver of the right to pursue any other remedy. Nothing herein contained shall be deemed or construed as allowing an Indemnified Person to recover an aggregate amount in excess of the amount for which the Indemnified Person is entitled to indemnification. Nothing contained in this Section 4.9 shall prevent the Company from being dissolved prior to the time limits set forth in this Section 4.9.

         4.10 Stockholder Claims. The Company shall not settle or compromise any claim relating to the Merger brought by any current, former or purported holder of any securities of the Company without the prior written consent of Parent.

         4.11 Cooperation with Proposed Financing. At the request of Parent, the Company will, at the Parent's expense, reasonably cooperate with Parent and Purchaser in connection with the proposed financing of the Merger by the Parent and Purchaser provided that such requested actions do not unreasonably interfere with the ongoing operations of the Company.

         4.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation ("State Takeover Laws") shall become applicable to the transactions contemplated hereby, the Company and the Board shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such State Takeover Laws on the transactions contemplated hereby.


                                    ARTICLE V

                    CONDITIONS TO CLOSING; CLOSING DELIVERIES

         5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      5.1.1 The Merger shall have been approved by the requisite vote of the stockholders of the Company.

                      5.1.2 This Agreement and the Merger shall have been approved by each Governmental
Entity whose approval is required for the consummation of the Merger and such approvals shall remain in full force and effect.

                      5.1.3 No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

         5.2 Conditions to the Company's Obligations. The obligation of the Company to effect the Merger and to consummate the transactions contemplated hereby is subject to the fulfillment (or waiver) of all of the following conditions prior to the Effective Time, upon the non-fulfillment (and non-waiver) of any of which this Agreement may, at the Company's option, be terminated pursuant to and with the effect set forth in Article VI hereof:

                      5.2.1 Each and every representation and warranty made by Parent and Purchaser shall be true and correct when made and as if originally made on and as of the Closing Date.

                      5.2.2 All obligations of Parent and Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

                      5.2.3 No suit, proceeding or investigation shall have been commenced (to Parent's or Purchaser's knowledge) by any Governmental Entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of the transaction contemplated hereby.

                      5.2.4 Purchaser shall have delivered to the Company the written opinion of Altheimer & Gray, counsel for Purchaser, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto.

         5.3 Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to effect the Merger and consummate the transactions contemplated hereby is subject to the fulfillment (or waiver) of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment (and non-waiver) of any of which this Agreement may, at Parent's and Purchaser's option, be terminated pursuant to and with the effect set forth in Article VI:

                      5.3.1 The representations and warranties made by the Company shall be true and correct when made and as if originally made on and as of the Closing Date.

                      5.3.2 All obligations of the Company to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which the Company would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

                      5.3.3 No suit, proceeding or investigation shall have been commenced by any Governmental Entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of any of the transaction contemplated hereby.

                      5.3.4 The Company shall have delivered to Purchaser the written opinion of Shumaker, Loop & Kendrick, LLP, counsel to the Company, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

                      5.3.5 Since the date hereof, there shall have been no change, either individually or in the aggregate, in the results of operations, condition (financial or otherwise), properties, assets or business of the Company which has had or would be reasonably likely to have a Material Adverse Effect on the Company (such term for this purpose shall be deemed to have a $100,000 threshold).

                      5.3.6 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which is applicable to the Merger and which imposes any condition or restriction upon Purchaser or the Surviving Corporation which would in Parent's reasonable judgment be commercially unreasonable from a financial standpoint relative to the transactions contemplated by this Agreement.

                      5.3.7 Purchaser shall have received the proceeds of the Financing.

                      5.3.8 The Amended License shall be in full force and effect and constitute a valid and binding obligation of each of the Company and Netzler & Dahlgren and enforceable against each of the Company and Netzler & Dahlgren in accordance with its terms.

                      5.3.9 The Employment Agreement of even date herewith between the Company and Ralph Dollander shall be in full force and effect and constitute a valid and binding obligation of Ralph Dollander enforceable against him in accordance with its terms.

                      5.3.10 All Consents listed on Schedule 4.6 hereto and all Stock Option Consents shall have been obtained, and not subsequently been revoked, as of the Closing Date.

                      5.3.11 The total amount of all expenses incurred by the Company in connection with the transactions contemplated hereby including (i) investment banking, (ii) legal and accounting, (iii) advisory, consulting and severance, (iv) printing and SEC filing and (v) other fees and expenses incurred, paid or accrued by the Company in connection with the transactions contemplated hereby shall not exceed $250,000. In the event the aggregate of such fees and expenses exceed $250,000, at the option of Parent, the aggregate consideration payable to holders of Common Stock in the Merger shall be reduced by the aggregate amount of such excess, and the Merger Consideration per share shall be reduced accordingly.

         5.4          Closing Deliveries.

                      5.4.1 At the Closing, the Company shall cause to be delivered to Parent and Purchaser all of the following:

                      (a) a closing certificate dated the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company to the effect set forth in Sections 5.3.1, 5.3.2 and 5.3.5; and

                      (b) certified copies of such corporate records of the Company and copies of such other documents as Purchaser or its counsel may reasonably have requested in connection with the consummation of the transactions contemplated hereby.

                      5.4.2 At the Closing, Parent and Purchaser shall cause to be delivered to the Company all of the following:

                      (a) a closing certificate dated the Closing Date and executed on behalf of Parent and Purchaser by a duly authorized officer of Parent and Purchaser to the effect set forth in Sections 5.2.1 and 5.2.2; and

                      (b) certified copies of such corporate records of Parent and Purchaser and copies of such other documents as the Company or its counsel may reasonably have requested in connection with the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                        TERMINATION/EFFECT OF TERMINATION

         6.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time by prompt notice given in accordance with Section 7.4:

                      6.1.1 by the mutual written consent of Parent and Purchaser and the Company (with the approval of their respective Boards of Directors);

                      6.1.2 by Parent and Purchaser or the Company (with the approval of the Board) if:

                              (a) the Effective Time shall not have occurred at or before 11:59 p.m. on January 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 6.1.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement in any manner has proximately contributed to the failure of the Effective Time to have occurred as of such time; or

                              (b) upon a vote at the Stockholders' Meeting this Agreement, the Merger and the transactions contemplated hereby shall fail to be adopted and approved by the requisite vote of the stockholders of the Company.

                      6.1.3 by Parent and Purchaser, by giving written notice of such termination to the Company, if:

                              (a) there has been a breach of any (i)
         representation or warranty, or (ii) covenant, obligation or agreement on the part of the Company set forth in this Agreement, in either case such that the conditions set forth in Section 5.3.1 or Section 5.3.2, as the case may be, are not satisfied or would be incapable of being satisfied within 20 days after the giving of written notice to the Company (or sooner, if the date the Closing would otherwise occur);

                              (b) the Board shall have breached any of its obligations under the first sentence of Section 4.8 hereof, or the Board shall withdraw or modify its recommendation, and approve and recommend a Superior Proposal as permitted by the second sentence of
         Section 4.8 hereof;

                              (c) a tender offer or exchange offer for 30% or more of the shares of Common Stock of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the time period required by
         Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such period with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure);

                              (d) the Company shall have breached any of its covenants or agreements in Section 4.5 or 4.7 in any material respect; or

                              (e) there shall be pending or threatened any proceeding seeking material damages on account of the Merger, any of the transactions contemplated hereby which Parent determines in good faith, after due investigation and consultation with counsel representing the Company in such proceeding, could reasonably be expected to result in the Company incurring a material amount of damages or expenses, after taking into account applicable insurance coverage; or

                              (f) Any Significant Stockholder breaches in any material respect its obligations under the Voting Agreement; or

                              (g) Parent and Purchaser shall not have received the proceeds of the Financing on the date the Closing would have otherwise occured.

                      6.1.4 by the Company (with the approval of the Board), by giving written notice of such termination to Parent and Purchaser, if:

                              (a) there has been a breach of any (i)
         representation or warranty, or (ii) covenant obligation or agreement on the part of Parent or Purchaser set forth in this Agreement, in either case such that the conditions set forth in Section 5.2.1 or Section 5.2.2, as the case may be, are not satisfied or would be incapable of being satisfied within 20 days after the giving of written notice to Parent or Purchaser (or, if sooner, the date the Closing would otherwise occur);

                              (b) if, prior to the Stockholders' Meeting, the Board determines to enter into and enters into a definitive agreement providing for a Superior Proposal which was obtained consistent with Sections 4.7 and 4.8 hereof; provided, however, that the Company shall have no right to terminate this Agreement under this Section 6.1.4(b) unless (i) the Company has provided Purchaser with written notice of the material terms of the Superior Proposal at least two (2) business days prior to such termination, and (ii) the Company simultaneously pays to Purchaser the Termination Payment and Covered Expenses required under Section 6.4.2.

         6.2 Certain Effects of Termination. In the event of the termination of this Agreement as provided in Section 6.1, each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made. The obligation of Purchaser under the Confidentiality Agreement shall continue notwithstanding any termination of this Agreement. This Section 6.2 shall survive any termination of this Agreement.

         6.3 Remedies. Notwithstanding any termination right granted in Section 6.1, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

                      (a) proceed to close despite the nonfulfillment of any closing condition;

                      (b) decline to close, terminate this Agreement as provided in Section 6.1, and thereafter seek damages to the extent permitted in
         Section 6.4; or

                      (c) seek specific performance of the obligations of the other party. Each party hereby agrees that, in the event of any breach of this Agreement by such party, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

         6.4          Right to Damages; Expense Reimbursement.

                      6.4.1 If this Agreement is terminated in accordance with
Section 6.1, neither party shall have any claim against the other, subject to the following sentence and, if applicable, the remaining provisions of this
Section 6.4. A party terminating this Agreement in accordance with Section 6.1 shall retain any and all of such party's legal and equitable rights and remedies if, but only if, the circumstances giving rise to such termination were (i) caused by the other party's willful failure to comply with a material covenant set forth herein or (ii) that a material representation or warranty of the other party was materially false when made and that party knew or should have reasonably known such representation or warranty was materially false when made. In either of such events, termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                      6.4.2 If (x) the Company terminates this Agreement pursuant to Section 6.1.4(b) or Section 4.8 or (y) Purchaser and Parent terminate this Agreement pursuant to 6.1.3(b), (c) or (d), the Company shall (a) pay Parent $100,000 in cash immediately upon such termination, in same-day funds (the "Termination

Payment"), by wire transfer of same-day funds to an account designated by Parent, and (b) reimburse Parent and Purchaser for their out-of-pocket costs and expenses reasonably incurred and due to third parties in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of counsel, accountants, financial advisors and consultants, commitment fees, due diligence expenses, travel costs, filing fees, and similar fees, all of which shall be conclusively established by Parent's or Purchaser's good faith statement therefor) (collectively, "Covered Expenses"), up to a maximum of $150,000, by wire transfer of same-day funds to an account designated by Parent, immediately following receipt of Parent's statement evidencing the Covered Expenses.

                      6.4.3 If this Agreement is terminated pursuant to Section 6.1.2(b) or 6.1.3(f), the Company shall pay to Parent immediately upon such termination, Parent and Purchaser's Covered Expenses up to $125,000 if terminated pursuant to Section 6.1.2(b) or up to $150,000 if terminated pursuant to Section 6.1.3(f) by wire transfer of same day funds to an account designated by Parent immediately following receipt of Parent's statement evidencing the Covered Expenses. If this Agreement is terminated pursuant to Section 6.1.2(b) or 6.1.3(a), and the Company, within twelve (12) months after such termination, enters into a written agreement to effect an Acquisition Proposal with, or an Acquisition Proposal is made by, a party other than Parent, Purchaser or any of their subsidiaries, and the Acquisition Proposal is thereafter consummated, the Company shall pay to Purchaser the Termination Payment in addition to the Covered Expenses paid under the immediately preceding sentence. The Termination Payment contemplated by the prior sentence shall be paid in same-day funds by wire transfer to an account designated by Parent on the earlier of the consummation of such Acquisition Proposal and the first business day following the meeting at which the stockholders of the Company approve such Acquisition Proposal.

                      6.4.4 If any party to the Agreement fails to promptly pay any amounts owing pursuant to this Section 6.4. when due, such party shall in addition to paying such amounts pay all costs and expenses (including, fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received at the rate of 9% per annum as in effect from time to time during such period. This
Section 6.4 shall survive the termination of this Agreement.

                      6.4.5 If (x) Parent and Purchaser terminate the Agreement pursuant to Section 6.1.3(g) or (y) either the Company or Parent or Purchaser terminate this Agreement pursuant to Section 6.1.2(a) and (1) the Company is not in breach of any of its obligations under this Agreement and (2) all of the conditions under Section 5.3 (other than the condition specified in Section
5.3.7 hereof) would otherwise be satisfied if the Closing were to occur on the date of termination, Parent will reimburse the Company for its Covered Expenses up to a maximum of $150,000 by wire transfer of same day funds to an account designated by the Company immediately following receipt of the Company's statement evidencing its Covered Expenses.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, or agreements contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Merger.

         7.2 Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of the Company, but, after such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders if such amendment would violate Section 904 of the DGCL or Section 251 of the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.3 Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued promptly upon the signing hereof with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         7.4 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by nationally recognized overnight courier. Notices delivered by hand, by facsimile or by nationally recognized overnight courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if and when confirmation is received of receipt of the facsimile at the number provided in this Section 7.4. All notices shall be addressed as follows:

                      If to the Company:

                              NDC Automation, Inc.
                              3101 Latrobe Drive
                              Charlotte, North Carolina 28211
                              Attention: Ralph G. Dollander
                              Fax: (704) 364-4039

                      with a copy to:

                              Shumaker Loop, Loop & Kendrick, LLP
                              128 S. Tryon Street, Suite 1800
                              Charlotte, North Carolina  28202-5001
                              Attention:  Philip S. Chubb
                              Fax:  (704) 332-1197

                      If to Parent or Purchaser:

                              c/o Code Hennessy & Simmons
                              10 South Wacker Drive
                              Suite 3175
                              Chicago, Illinois 60606
                              Attention: Thomas J. Formolo
                              Fax: (312) 876-3854
                      with a copy to:

                              Altheimer & Gray
                              10 South Wacker Drive, Suite 4000
                              Chicago, Illinois  60606
                              Attention: Mark T. Kindelin
                                           Sonia Gupta Barros
                              Fax:  (312) 715-4800

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.4.

         7.5 Expenses; Transfer Taxes. Except as set forth in Section 6.4, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses. Purchaser shall pay the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the purchase of Common Shares.

         7.6 Entire Agreement. This Agreement, the Amended License, the Confidentiality Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit and Schedule (including the Company Disclosure Schedule), shall be considered incorporated into this Agreement.

         7.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         7.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         7.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         7.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         7.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except as expressly provided in Article II and Section 4.9 hereof, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         7.12 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         7.13 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Entity in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

         7.14 Defined Terms. The following terms are defined in the following sections of this Agreement:

         Defined Term                                            Where Found
         ------------                                            -----------

         1990 Plan                                               2.4
         1993 Plan                                               2.4
         1997 Plan                                               2.4
         Acquisition Proposal                                    4.7.3
         Affiliate                                               3.2.12
         Agreement                                               Preamble
         Amended License                                         Recital D
         Authorization                                           3.2.3
         Board                                                   3.2.2
         CERCLA                                                  3.2.27(b)
         Certificate of Merger                                   1.2
         Certificates                                            2.2.2
         Closing                                                 1.6
         Closing Date                                            1.6
         Code                                                    3.2.13(c)
         Commitment                                              3.3.5
         Common Stock                                            2.1.1
         Company                                                 Preamble
         Company Disclosure Schedule                             3.1
         Company Filings                                         4.4.3
         Company Stockholders                                    2.2.1
         Confidentiality Agreement                               4.2
         Consents                                                4.6
         Constituent Corporations                                1.1
         Containers                                              3.2.27(c)
         Contract                                                3.2.20
         Contracts                                               3.2.20
         Covered Expenses                                        6.4.2
         Date Data                                               3.2.32
         DGCL                                                    Recital A
         Directors                                               3.2.5
         EDI Parties                                             3.2.32

         Effective Time                                          1.2
         Employee Benefit Plans                                  3.2.21(a)
         Encumbrances                                            3.2.4
         Environmental Laws                                      3.2.27(a)
         Environmental Permits                                   3.2.27(a)
         ERISA                                                   3.2.21(a)
         ERISA Affiliate                                         3.2.21(a)
         Exchange Act                                            3.2.3
         Facility                                                3.2.27(b)
         Fairness Opinion                                        3.2.34
         Financial Statements                                    3.2.7(a)
         Financing                                               3.3.5
         GAAP                                                    3.2.7(a)
         Governmental Entity                                     3.2.3
         including                                               7.16
         Indemnified Person                                      4.9.1
         Indemnified Persons                                     4.9.1
         Information Technology                                  3.2.32
         Intellectual Property                                   3.2.31
         Interim Balance Sheet                                   3.2.8(a)
         Inventory                                               3.2.7(c)
         Leased Premises                                         3.2.29
         Lender                                                  3.3.5
         Letter of Transmittal                                   2.2.2
         Liabilities                                             3.2.8
         Material Adverse Effect                                 3.2.4
         Merger                                                  Recital A
         Merger Consideration                                    2.1.1
         Multiemployer Plan                                      3.2.21(a)
         Netzler & Dahlgren                                      Recital C
         Obligation                                              3.2.4
         Offsite Facility                                        3.2.27(b)
         Parent                                                  Preamble
         Paying Agent                                            2.2.1
         Payment Fund                                            2.2.1
         Permits                                                 3.2.18
         Person                                                  3.2.4
         Plans                                                   2.4
         Preferred Stock                                         3.2.5
         Proxy Statement                                         3.2.36
         Purchaser                                               Preamble
         Purchaser Obligations                                   3.3.4
         Real Estate                                             3.2.28
         Related Parties                                         3.2.12
         Related Party                                           3.2.12
         Return                                                  3.2.13(b)
         Returns                                                 3.2.13(b)
         SEC                                                     3.2.3

         SEC Reports                                             3.2.6
         Securities Act                                          3.2.6
         Significant Customer                                    3.2.19
         Significant Supplier                                    3.2.19
         Stock Option                                            2.4
         Stockholder Approval                                    3.2.35
         Stockholders' Meeting                                   4.5.1
         Superior Proposal                                       4.7.3
         Surviving Corporation                                   1.1
         Tax                                                     3.2.13(a)
         Taxes                                                   3.2.13(a)
         Termination Date                                        6.1.2(a)
         Termination Payment                                     6.4.2
         Voting Agreement                                        Recital C
         Year 2000 Compliant                                     3.2.32



         7.15 Headings. The headings contained in this Agreement and the Agreement's Table of Contents are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         7.16 Interpretation. Whenever the term "including" is used in this Agreement it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. All joint obligations herein shall be deemed to be joint and several whether specifically so specified.

         IN WITNESS WHEREOF, the parties have caused to be executed this Agreement and Plan of Merger on the date first above written.

                                      PARENT:

                                      PORTEC, INC.


                                      By: /S/Laurence J. Weber
                                         ---------------------------------
                                      Name: Laurence J. Weber
                                      Its: PRESIDENT

                                      PURCHASER:

                                      HORNETT ACQUISITION CORP.


                                      By: /s/Marcus George
                                         ---------------------------------
                                      Name: Marcus George
                                      Its: VICE PRESIDENT

                                      THE COMPANY:

                                      NDC AUTOMATION, INC.


                                      By: /s/Ralph Dollander
                                         ---------------------------------
                                      Name: Ralph Dollander
                                      Its: PRESIDENT & CEO

                                                                       EXHIBIT A


                               PURCHASER'S OPINION

         1. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all necessary corporate power and authority to conduct its business as now being conducted.

         2. Each of Parent and Purchaser has full corporate power and authority to enter into and perform the Transaction Documents. The execution and delivery of the Transaction Documents by Parent and Purchaser and the performance by Parent and Purchaser of their obligations under the Transaction Documents have been duly authorized by all requisite corporate action.

         3. Each of the Transaction Documents has been duly executed and delivered by duly authorized officers of Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser, enforceable against them in accordance with its terms.

         4. Neither the execution and delivery of the Transaction Documents by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated by the Transaction Documents, will (i) conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or By-Laws of Parent or Purchaser or of any statute or administrative regulation, or, to our knowledge, of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Parent or Purchaser is a party or by which Purchaser or Parent is bound or (ii) to our knowledge, violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other Encumbrance upon any of the properties or assets of Parent or Purchaser under, any Purchaser Obligations, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or Purchaser or (y) materially impair Purchaser's or Parent's ability to perform their obligations under the Transaction Documents.

         5. Except as set forth in the Merger Agreement, no Authorization with or by any Governmental Entity is required for the execution and delivery by Purchaser or Parent of the Merger Agreement or the consummation by Purchaser or Parent of any of the transactions contemplated thereby.

                                                                       EXHIBIT B
                                COMPANY'S OPINION

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to conduct its business as now being conducted or as proposed to be conducted. The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect on the Company.

2. The Company has full corporate power and authority to enter into and perform the Merger Agreement, the Amended License and the other agreements to be entered into in connection with the Merger Agreement (the "Transaction Documents"). The execution and delivery of the Transaction Documents by the Company and the performance by the Company of its respective obligations thereunder have been duly authorized and approved by all requisite corporate action. The Transaction Documents have been duly executed and delivered by duly authorized officers of the Company and constitute valid legal and binding obligations of the Company enforceable against it in accordance with its terms.

3. The Merger has been duly approved by the Board of Directors and stockholders of the Company in accordance with the Delaware General Corporation Law.

4. Neither the execution and delivery of the Transaction Documents by the Company, nor the consummation by Company of any of the transactions contemplated thereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate, articles or other instrument of incorporation or limited partnership or by-laws or agreement of limited partnership or other similar instrument, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of a Governmental Entity or of any arbitration award to which the Company is a party or by which the Company is bound, or (ii) to our knowledge, violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties or assets of the Company under, any Obligation, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and could not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company, or (y) materially impair the ability of the Company to perform its obligations under the Merger Agreement.

5. Except as set forth in the Merger Agreement or the Company Disclosure Schedule, no Authorization with or by any Governmental Entity is required for the execution and delivery by the Company of the Merger Agreement or the consummation by the Company of any of the transactions contemplated thereby.

6.       Neither the North Carolina Shareholder Protection Act (the "SPA"),
         Section 55-9-01 et seq. of the North Carolina Business Corporation Act (the "NCBCA"), nor the North Carolina Control Share Acquisition Act,
         Section 55-9A-01 et seq. of the NCBCA, applies to the Merger Agreement, the Merger, the Voting Agreement or the transactions contemplated thereby.

                                                                       EXHIBIT C
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 13th day of September, 1999 by and between NDC Automation, Inc., a Delaware corporation ("NDCA" or the "Company"), and Ralph G. Dollander, an individual residing at 2601 Cloister Drive, Charlotte, North Carolina 28211(the "Executive").

                                    RECITALS:

         A. Portec, Inc., a Delaware corporation ("Portec"), Hornett Acquisition Corp., a Delaware corporation ("Purchaser") and NDCA have entered into an Agreement and Plan of Merger ("Merger Agreement") dated September 13, 1999, which provides that on the terms and subject to the conditions set forth therein, Purchaser shall merge with and into NDCA, the separate existence of Purchaser shall cease (the "Merger") and NDCA, as the surviving entity, shall become a wholly owned subsidiary of Portec and be operated as the Pathfinder AGV Systems Division of Portec (the "Division"). Purchaser is a wholly owned subsidiary of Portec, which is a wholly owned subsidiary of J Richard Industries, L. P., a Delaware limited partnership ("JRichard," and together with Portec, NDCA and its and their subsidiaries, the "JRichard Group").

         B. The Executive has been the President and CEO of NDCA since September, 1995, and is a key member of the management of NDCA. Portec and Purchaser would not have entered into the Merger Agreement without the benefit of this Agreement.

         C. Upon consummation of the Merger, the Company desires to continue to employ the Executive as the President of the Company and the Division, and the Executive desires to be so employed by the Company, on the terms and conditions set forth in this Agreement, which shall, except as provided in Section 4.10, be in lieu of and shall replace all existing employment agreements between NDCA and the Executive as of the Effective Time (as defined in the Merger Agreement).

         D. The Company desires to bind the Executive to certain restrictive covenants, and the Executive agrees to be so bound, on the terms and conditions set forth herein.

                                   AGREEMENTS:

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

                  1. Employment. The Company hereby agrees to employ the Executive as the President of the Company and the Division as of the Effective Time, and the Executive hereby accepts such employment and agrees to perform services for the Company and the Division as described in Section 3 hereof (collectively referred to as the "Executive Employment Duties").

                  2. Term. The term of the Executive's employment hereunder shall be for a period of three (3) years (the "Term"), commencing at the Effective Time. Unless the parties agree in writing to continue the employment of the Executive beyond the Term or unless the Executive's employment is earlier terminated, the Executive's employment shall end at the conclusion of the Term.

                  3.       Position and Duties.

                  3.1 Service with the Company. The Executive Employment Duties shall include serving as the President of the Company and the Division and such other duty as the Chief Executive Office of Portec (the "Portec CEO") shall designate from time to time consistent with such position. The operations of the Company and the Division shall be integrated, as directed by the Portec CEO, within a period of six (6) months after the Effective Time. The Executive agrees to perform such Executive Employment Duties as the Portec CEO shall assign to him from time to time, subject always to the oversight and instruction by the Portec CEO, and subject to any applicable limitations imposed by creditors of the Company, for the period and upon terms and conditions set forth in this Agreement.

                  3.2 Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full business time, attention and efforts to the business and affairs of the Company and the Division during the Term. It is understood and agreed that the Executive may pursue passive investments not requiring time commitments that conflict with his obligations to the Company. During the term hereof, the Executive shall not serve as an officer, director, employee, consultant or advisor to any other Person (as defined herein) outside the JRichard Group without the prior written consent of the Board of Directors of the Company (the "Board"). For purposes hereof, the term "Person" shall mean an individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization, union, or the United States of America or any other nation, any state, province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

                  4. Compensation. As compensation for the services to be performed and the duties and responsibilities to be assumed by the Executive during the Term, the Company shall pay to the Executive:

                  4.1 Base Salary. A salary ("Base Salary") for all services rendered by the Executive under this Agreement of Eleven Thousand Dollars ($11,000.00) per month, subject to annual review by the Portec CEO. The review date shall be in July every year (the first such review to take place in July
2000), and any revision of the Base Salary resulting from such reviews shall be effective as of July 1 the same year. The Base Salary shall be payable in accordance with Portec's and the Company's ordinary payment practices, but in no event less frequently than monthly. In no event shall the Executive's salary be made less than the current salary without the written consent of the Executive.

                  4.2 Bonus. An annual bonus ("Bonus") of up to Fifty Percent (50%) of the Base Salary, based upon the achievement of budgeted EBITDA goals for the Company and the Division as determined in the sole discretion of the Board. During the first quarter of each calendar year during the Term commencing in the year 2000, the Board, after discussion with the Executive, will set the budgeted EBITDA goals for the Division for calendar year 2000, and each year thereafter. The Bonus will be due and payable as soon as practicably possible, but in no event later than March 31 of the year following the year to which such Bonus applies. Portec shall provide the Executive with a memorandum stating the basic structure of the Bonus calculation within thirty (30) after the execution hereof.

                  4.3 Medical and Life Insurance. The Company shall purchase and maintain in effect during the Term hereof, major medical, health and dental insurance for the Executive and his immediate family, immediate family being defined as spouse and dependent children under the age of 19 or until age 26 if a full time student, and life and long-term disability insurance for the Executive in such amounts as is available to all other senior executives of JRichard and at least that which is customary for the same position in other companies of similar size, locations and type of business. The death benefit of any life insurance shall be no less than two times Base Salary and no more than Two Hundred Fifty Thousand Dollars ($250,000.00).

                  4.4 Pension Plan. The Company shall pay One Thousand Dollars ($1,000.00) per month either to the Company's 401(k) pension plan or to Employees on-going private pension fund, at the discretion of the Executive, subject to certain high compensation employee restrictions under the Internal Revenue Code of 1986, as amended.

                  4.5 Education of Children Reimbursement. A net amount of up to Five Thousand Dollars ($5,000.00) per year and per any and all of the Executive's three children, will be paid by the Company for verified education expenses (tuition fees, lodging, text books) in the U.S.A., but in no event beyond June 30, 2000.

                  4.6 Vacation and Holiday. The Executive shall be entitled to four (4) weeks annual paid vacation during the term of this Agreement. The Executive's vacation shall be planned and coordinated with the other executives of the Company. In addition, the Executive shall be entitled to the same paid holidays, sick and personal time as are available to all other employees of the Company pursuant to its then current policies and procedures.

                  4.7 Equity Participation. The Executive shall be eligible to participate in equity incentive plans offered by JRichard to similarly situated executives based on the overall EBITDA growth performance of the JRichard Group.

                  4.8 Expense Reimbursement. The Company shall reimburse the Executive for all actual and reasonable business related expenses incurred in the performance of his duties hereunder. Reimbursement shall be pursuant to the Company's then current policies and procedures and shall require an accounting by the Executive, including presentation of receipts and vouchers. If the Company requires the Executive to attend functions at which a presence of a spouse or guest is expected and appropriate, then the Company shall pay the expenses of such accompanying person's actual and reasonable expenses.

                  4.9 Working Facilities. The Executive shall have an adequate private office in the Company's headquarters building and other facilities and services appropriate for his position and for the execution of his duties.

                  4.10 Bonus For 1999. The Company will pay to Executive a bonus for 1999 in accordance with the terms of that certain letter from the Compensation Committee to the Executive dated February 12, 1999 based on the revenue and profitability of NDCA for its fiscal 1999 through the Effective Time and for that portion of the Company which conducts the NDCA business through November 30, 1999.

                  4.11 Automobile. During the Term, the Company shall provide the Executive, for his use, with an automobile, not older than three years, comparable in size and/or standard to that which the Company presently provides the Executive (1998 Volvo 850 Turbo). The Company shall pay for all maintenance and operating costs, including insurance, gasoline and oil. Upon the expiration or earlier termination of the Term, the Executive shall surrender promptly such vehicle to the Company.

                  4.12 Acknowledgment. The Executive acknowledges that upon the occurrence of the Effective Time that certain Employment Agreement dated as of March 1, 1996, as amended, shall terminate and Executive will have no rights to any payments thereunder other than salary accrued and unpaid through the Effective Time.

                  5. Compensation Upon Termination of the Executive's Employment by the Company.

                  5.1 In the event that the employment of the Executive is (a) terminated by the Company pursuant to Section 9.1, or (b) by the Executive, for any reason whatsoever, then the Executive or the Executive's executor personal representative, as the case may be, shall not be entitled to any compensation other than (i) his then current Base Salary which has accrued through the date of termination and any Bonus not yet paid for prior periods, and (ii) any reimbursement owed to him by the Company in accordance with Section 4.8 of this Agreement and incurred up to the date of termination.

                  5.2 In the event that the employment of the Executive is terminated by the Company for any reason during the first twelve (12) months of employment, other than pursuant to the reasons stated in Section 9.1, then the Executive shall not be entitled to any compensation other than (i) his then current Base Salary which has accrued through the date of termination and any Bonus not yet paid for prior periods,
(ii) his then current Base Salary for a further period of up to twelve (12) months to be paid in equal monthly installments (in the event alternative employment is obtained by the Executive prior to twelve (12) months after termination, the Company shall not be required to continue severance payments beyond the time alternative employment is obtained), and (iii) any reimbursement owed to him by the Company in accordance with Section 4.8 of this Agreement incurred up to the date of termination. The payment provided in this Section is in lieu of reasonable notice, shall be subject to the usual deductions and withholdings required by law, and includes or may be reduced by the amount of all payments which may be required to be paid to the Executive pursuant to applicable laws or statutes as a consequence of the termination of his employment.

                  5.3 In the event that the employment of the Executive is terminated by the Company for any reason after the first twelve (12) months of employment or not renewed after the initial Term, other than pursuant to the reasons stated in Section 9.1, then the Executive shall not be entitled to any compensation other than (i) his then current Base Salary which has accrued through the date of termination and any Bonus not yet paid for prior periods,
(ii) his then current Base Salary for a further period of up to six (6) months to be paid in equal monthly installments (in the event alternative employment is obtained by the Executive prior to six (6) months after termination, the Company shall not be required to continue severance payments beyond the time alternative employment is obtained), and (iii) any reimbursement owed to him by the Company in accordance with Section 4.8 of this Agreement incurred up to the date of termination. The payment provided in this Section is in lieu of reasonable notice, shall be subject to the usual deductions and withholdings required by law, and includes or may be reduced by the amount of all payments which may be required to be paid to the Executive pursuant to applicable laws or statutes as a consequence of the termination of his employment.

                  5.4 In the event that the employment of the Executive is terminated by the Company, or not renewed after the initial Term, without Cause (as defined in Section 9.1), the Company shall pay verified cost of transportation of the Executive's personal belongings (40 ft. container maximum) including economy class transportation of immediate family to Sweden or to equivalent non-North American location, subject to a maximum limit of $20,000.00.

                  5.5 All payments required to be made by the Company to the Executive pursuant to this Section 5 shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  6.       Confidential Information.

                  6.1 Executive's Acknowledgments. The Executive recognizes and acknowledges that: (a) in the course of the Executive's employment by the Company it will be necessary for the Executive to acquire information concerning the JRichard Group's and its members' confidential, proprietary and other sensitive information, including sales, sales volume, sales methods, sales proposals, customers and prospective customers, services and service providers, identity of customers and prospective customers, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the JRichard Group, the JRichard Group's sources of supply, technology, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the JRichard Group or relating to the JRichard Group's affairs (including the information described in clause (b) below, collectively referred to herein as the "Confidential Information"); (b) in the course of his employment with the Company, the Executive has had access to and developed similar information concerning the Company; (c) the Confidential Information is the property of the JRichard Group;
(d) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the JRichard Group; and (e) it is essential to the protection of the Company's goodwill and to the maintenance of the JRichard Group's competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential Information to others or use the Confidential Information to the Executive's own advantage or the advantage of others or in any way to disadvantage the Company.

                  6.2 Non-Disclosure of Confidential Information. The Executive agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Portec CEO, misappropriate or disclose or make available to anyone for use outside the JRichard Group at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company, for any reason, including, without limitation, termination by the Company for cause or without cause, any of the Confidential Information, whether or not developed by the Executive, except (a) as required in the performance of the Executive Employment Duties to the Company and (b) to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, or (ii) is required to be disclosed pursuant to a court order or other legal process (provided the Executive gives the Company notice of such obligation when the Executive receives notice of such obligation and prior to any disclosure pursuant to such obligation affords the Company the opportunity and cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation).

                  6.3 Disclosure of Works and Inventions/Assignment of Patents. The Executive shall disclose promptly to the Company any and all works, inventions, discoveries, ideas and improvements authored, invented, conceived or made by the Executive during the period of employment, and related to the business or activities of the Company, which are or may be patentable or subject to copyright or trademark registration or protectable as a trade secret. The Executive hereby assigns and agrees to assign all his rights, title and interests therein to the Company for no consideration in addition to that set forth herein. Whenever required to do so by the Portec CEO, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain letters patent, trademark registrations or copyright registrations in the United States, Canada, United Kingdom or any other foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of employment with respect to such works, inventions, discoveries, ideas and improvements authored, invented, conceived or made by the Executive during the period of employment, and shall be binding upon the Executive's assigns, executors, administrators, heirs and other legal representatives.

                  7.       Covenant Not to Compete.

                  7.1 Non-Competition The Executive agrees that from the date hereof and continuing for the lesser of (x) one (1) year after the termination of the Executive's employment with the Company for any reason, except in the event the Company terminates the Executive's employment without Cause within six
(6) months after the Effective Time, and (y) the longest time permitted by applicable law, neither the Executive nor any of the Executive's Affiliates (as defined herein) shall do any one or more of the following, directly or indirectly:

                  i. engage or participate, directly or indirectly, anywhere in North America as an owner, partner, member, shareholder, director, employee, adviser, consultant, sales representative or (without limitation by the specific enumeration of the foregoing) otherwise, in any Competing Business (as defined herein); or

                  ii. solicit, or attempt to supply any product or service (in either case of a Competing Business) to, any customer of any member of the JRichard Group including NDCA which has been a customer of any member of the JRichard Group including NDCA within the three (3) year period immediately preceding the date hereof.

For the purposes of this Agreement, an "Executive's Affiliate" shall mean and include any Person controlled directly or indirectly by the Executive and the Executive's spouse. "Control" shall mean the direct or indirect power to direct or cause the direction of the management and policies of a Person or entity through voting securities, contract or otherwise.

                  7.2 Trademarks In addition to the foregoing, the Executive agrees that from and after the date hereof and continuing for the longest time permitted by applicable law, neither the Executive nor any of the Executive's Affiliates shall, directly or indirectly, use or license, or permit any third party to use or license, any name, slogan, logo or trademark which is similar to or deceptively similar to any of the names, slogans, logos or trademarks used in connection with the business or otherwise by the JRichard Group as of the date hereof.

                  7.3 Competing Business For purposes of this Agreement, the term "Competing Business" means each of any business engaged in supplying controls hardware, software, engineering services, and other components for Automated Guided Vehicles ("AGVs") or AGV

Systems, and incorporating multiple AGVs, and any business that competes directly or indirectly with any member of the JRichard Group, including any business providing such products and/or services to North America regardless of whether the business is located in North America or exports such products and/or services to North America.

                  7.4 Extension of Covenant Period In the event of any breach of Sections 7.1 or 7.2 above, the time period of the breached covenant shall be extended for the period of such breach. The Executive and each Affiliate of the Executive recognizes that the territorial, time and scope limitations set forth in this Section are reasonable and are required for the protection of the JRichard Group and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Executive agree to the reduction of either or any of such territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable under the circumstances.

                  7.5 Hiring Away Employees For a period of five (5) years from the date hereof, the Executive shall not take any action which is calculated or intended to persuade any salaried, technical, professional or other employees, representatives or agents of any member of the JRichard Group to terminate their association with such member of the JRichard Group.

                  8. Ventures. If, during the term of this Agreement, the Executive develops or is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its resources and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Portec CEO, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the Salary to be paid to the Executive as provided in this Agreement.

                  9.  Termination.

                  9.1 Grounds for Termination. The employment of the Executive shall terminate prior to the expiration of the Term set forth in Section 2 or any extension thereof as contemplated by Section 2 in the event that at any time during such Term or any extension thereof:

                  i.  the Executive shall die, or

                  ii. the Board shall determine that any of the following events or conditions has occurred or exists:

                          (1) The Executive suffers a Disability (as hereinafter
                      defined). For purposes of this Agreement, the Executive will be deemed to have a "Disability" if: (x) (A) the Executive is adjudged mentally incompetent by a court of competent jurisdiction or (B) because of ill health, physical or mental disability or for other causes beyond the control of the Executive, (y) the Executive is continuously unable to perform the Executive Employment Duties for one hundred eighty (180) consecutive days, as determined by the Board or, (z) if, during any twelve (12) month period, the Executive was unable to perform the Executive Employment Duties for a total of one hundred eighty (180) days, regardless of whether such days are consecutive, as determined by the Portec CEO, or

                          (2) Cause exists. "Cause" shall mean any of the
                      following, determined by the Board in its reasonable judgment: (A) embezzlement, fraud, misappropriation or dishonesty by the Executive against or with respect to the Company or the commission of any felony or other offense involving dishonesty, disloyalty, fraud or moral turpitude (or a plea of nolo contendere with respect to any such offense or felony); (B) the Executive's engaging in gross negligence or willful misconduct in the performance of the Executive Employment Duties; (C) the Executive's willful, knowing or reckless unauthorized dissemination of Confidential Information; (D) the breach by the Executive of any provision of this Agreement in any material respect, which breach or failure is not cured by the Executive or is not capable of being cured (as determined in the reasonable discretion of the Board) by the Executive within fifteen (15) days after written notice of such breach or failure is delivered to the Executive; or
                      (E) failure of the Executive to perform the Executive Employment Duties (unless such failure is not material) or failure of the Executive to follow any reasonable direction of the Board;

                      Notwithstanding any termination of employment pursuant to this Section 9.1, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound following any such termination by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment.

                  9.2 Termination. It is understood and agreed that the Company may also terminate this Agreement for any other reason or for no reason, subject only to the obligation of the Company to make payments under Section 5.

                  9.3 Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, computer records, computer disks and files which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information which in whole or in part contain any Confidential Information of the Company, and all other physical property of the Company such as portable computers (even if such property does not include or contain confidential information), which in any of these cases are in his possession or under his control.

                  10. Assignment. This Agreement shall be binding upon the Company, its successors and assigns, but it may not be assigned by the Company except as part of a general assignment or conveyance by the Company of substantially all of its assets or business. The Agreement may not be assigned by the Executive.

                  11. Injunctive Relief. The Executive agrees that it would be difficult to calculate or compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7, 8 and 9.3. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, without the posting of any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                  12.  Miscellaneous.

                  12.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of North Carolina.

                  12.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  12.3 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, provincial, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  12.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  12.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  12.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  12.7 Arbitration. Any claim or controversy arising out of or related to this Agreement, or its breach (except an action seeking a restraining order or injunction pursuant to Section 11), shall be finally settled by binding arbitration in the City of Charlotte, North Carolina, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. If the Arbitration panel rules in favor of the Executive, all costs for the arbitration shall be borne by the Company. If the Arbitration panel rules in favor of the Company, the costs for the arbitration shall be shared between the two parties on a 50/50 basis. Each side shall, in any event, bear the cost of its own legal counsel.

                  12.8 Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally or (b) sent by reputable next-day or overnight mail or delivery or (c) sent by telecopy:

                           (i)      if to the Executive,

                                    Mr. Ralph G.  Dollander
                                    3101 Latrobe Drive,
                                    Charlotte, NC 28211

                           with a copy to:

                                    Thorelli & Associates
                                    Three First National Plaza
                                    70 W. Madison Street, Suite 5420
                                    Chicago, IL 60602
                                    Attention: Thomas H. Thorelli, Esq.

                           (ii)     if to the Company,

                                    NDC Automation, Inc.
                                    c/o J Richard Industries
                                    3934 Concord Street
                                    Toledo, Ohio  43612
                                    Attention:
                                    Fax:  (419) 476-2546
                           with a copy to:

                                    Altheimer & Gray
                                    10 South Wacker Drive
                                    Suite 4000
                                    Chicago, Illinois  60606
                                    Attn: Mark T. Kindelin, Esq.
                                             Sonia Gupta Barros, Esq.
                                    Fax:  (312) 715-4800

and/or, in each case, at such other address and/or to such other addressee as may be specified in writing to the other parties hereto.

                  All such notices, requests, demands, waivers and other communications shall be deemed to have been received (a) if by personal delivery on the day after such delivery, or refusal of delivery, (b) if by next-day or overnight mail or delivery, on the day delivered or day delivery was refused,
(c) if by telecopy, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by one of the other methods of delivery set forth in the first paragraph of this Section 12.8 within two (2) business days of the date such telecopy was sent.

                  12.9 Executive Acknowledgment. The Executive hereby acknowledges that (a) the Company has advised him to consult with an attorney prior to the execution of this Agreement and that he has done so, (b) he has read this Agreement, (c) he fully understands the terms of this Agreement and
(d) he has executed this Agreement voluntarily and without coercion, whether express or implied.

         IN WITNESS WHEREOF, the parties have executed and sealed this Employment Agreement as of the day and year set forth above.

                                      THE COMPANY
                                      NDC AUTOMATION, INC.

                                      By:   /s/Ralph Dollander
                                         ---------------------------------
                                      Name: Ralph Dollander
                                           -------------------------------
                                      Title: PRESIDENT & CEO
                                            ------------------------------

                                      THE EXECUTIVE

                                      /s/Ralph Dollander
                                      ---------------------------------------
                                      Ralph G. Dollander

                                  SCHEDULE 4.6

                                    Consents


Inventory and Accounts Receivable Loan and Security Agreement dated February 28, 1998 between the Company, National Bank of Canada and National Canada Business Corp., as amended.

Distributorship Agreement dated April 23, 1998 between Schabmuller GmbH and the Company.

Representation Agreement dated January 27, 1999 between Harcon Engineering Inc. and the Company.

Letter Agreement between the Company, Apogeum AB and Netzler & Dahlgren Co AB dated October 18, 1993.

All Stock Option Consents

Consent from Nations Bank, N.A. to terminate any interest it may have in NDC Laser + Design (1,878,486) and NDC Capture (1,920,748) and assign all right, title and interest to the Company.